                                EXHIBIT 2.1
                                -----------






                        STOCK PURCHASE AGREEMENT

                                among

                       DOMINICA MANAGEMENT, INC.,

                  its STOCKHOLDERS and OPTIONHOLDERS,

                    ROSS UNIVERSITY SERVICES, INC.,

                    ROSS UNIVERSITY MANAGEMENT, INC.

                                 and

                              DeVRY INC.

                            MARCH 19, 2003

                          TABLE OF CONTENTS
                          -----------------
ARTICLE I

PURCHASE AND SALE OF SHARES AND
CANCELLATION OF OPTIONS                                                    2
  1.01    Purchase and Sale of Shares                                      2
  1.02    Cancellation of Options                                          3
  1.03    Calculation of Common Share Proceeds and Closing Common
          Share Proceeds.                                                  4
  1.04    Payment for and Surrender of Shares and Cancellation of
          Options; Repayment of Indebtedness; Deposit of Escrow
          Amount.                                                          4
  1.05    Estimated Working Capital Calculation                            6
  1.06    Final Working Capital Calculation.                               7
  1.07    The Closing                                                      8
  1.08    Withholding of Tax                                               8

ARTICLE II

CONDITIONS TO CLOSING                                                      9
  2.01    Conditions to Buyer's Obligations                                9
  2.02    Conditions to the Sellers' Obligations                          12

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF EACH SELLER                                                 14
  3.01    Organization; Authority                                         14
  3.02    Execution and Delivery; Valid and Binding Agreement             14
  3.03    Noncontravention                                                14
  3.04    Ownership of Capital Stock                                      15
  3.05    Brokers Fees                                                    15
  3.06    Governmental Consents, etc.                                     15
  3.07    Litigation                                                      16

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY                             16
  4.01    Organization and Corporate Power                                16

  4.02    Subsidiaries                                                    16
  4.03    Authorization; No Breach; Valid and Binding Agreement           17
  4.04    Capital Stock                                                   17
  4.05    Financial Statements                                            18
  4.06    Absence of Certain Developments                                 18
  4.07    Title to Properties.                                            20
  4.08    Tax Matters                                                     22
  4.09    Contracts and Commitments.                                      23
  4.10    Intellectual Property                                           25
  4.11    Litigation                                                      25
  4.12    Governmental Consents, etc.                                     26
  4.13    Employee Benefit Plans.                                         26
  4.14    Insurance                                                       27
  4.15    Compliance with Laws                                            28
  4.16    Environmental, Health and Safety Matters                        28
  4.17    Affiliated Transactions                                         29
  4.18    Employees                                                       29
  4.19    Brokerage                                                       29
  4.20    Regulatory Compliance                                           30
  4.21    Undisclosed Liabilities                                         32
  4.22    Claims Against Officers and Directors                           32
  4.23    Improper Payments                                               32
  4.24    Prior Operations                                                32
  4.25    Disclosure                                                      32

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER                                   33
  5.01    Organization and Power                                          33
  5.02    Authorization; Valid and Binding Agreement                      33
  5.03    No Breach                                                       33
  5.04    Governmental Consents, etc.                                     33
  5.05    Litigation                                                      34
  5.06    Brokerage                                                       34
  5.07    Investment Representation                                       34
  5.08    Financing                                                       35
  5.09    Solvency                                                        35
  5.10    Regulatory Qualifications                                       36

ARTICLE VI

PRE-CLOSING COVENANTS                                                     36
  6.01    Conduct of the Business.                                        36
  6.02    Access to Books and Records                                     36
  6.03    Consents and Approvals; Regulatory Filings                      37
  6.04    Conditions                                                      37
  6.05    Exclusive Dealing                                               37
  6.06    Notification                                                    38
  6.07    Regulation S-X                                                  38
  6.08    Termination of Expense Reimbursement                            39

ARTICLE VII

COVENANTS OF BUYER                                                        39
  7.01    Access to Books and Records                                     39
  7.02    Notification                                                    39
  7.03    Director and Officer Liability and Indemnification.             40
  7.04    Regulatory Filings                                              40
  7.05    Conditions                                                      40
  7.06    Buyer's Solvency                                                41
  7.07    Employee Benefits.                                              41

ARTICLE VIII

TERMINATION                                                               42
  8.01    Termination                                                     42
  8.02    Effect of Termination                                           43

ARTICLE IX

INDEMNIFICATION                                                           43
  9.01    Survival of Representations and Warranties                      43
  9.02    Indemnification by the Sellers for the Benefit of Buyer.        44
  9.03    Indemnification by Buyer for the Benefit of the Sellers.        47
  9.04    Manner of Payment; Release                                      48
  9.05    Defense of Third Party Claims                                   49
  9.06    Determination of Loss Amount                                    50

ARTICLE X

STOCKHOLDER REPRESENTATIVE                                                50
  10.01   Designation                                                     50
  10.02   Authority                                                       50
  10.03   Authority; Indemnification                                      51
  10.04   Exculpation                                                     52
  10.05   Action by the Stockholders Representatives                      52

ARTICLE XI

ADDITIONAL COVENANTS AND AGREEMENTS                                       53
  11.01   Disclosure Generally                                            53
  11.02   Acknowledgment by Buyer                                         53
  11.03   Tax Matters                                                     54
  11.04   Litigation Support                                              56
  11.05   Further Assurances                                              57
  11.06   Confidentiality                                                 57
  11.07   Regulatory Notifications and Approvals                          58
  11.08   Seller Retained Actions.                                        58

ARTICLE XII

DEFINITIONS                                                               61
  12.01   Definitions                                                     61
  12.02   Cross-Reference of Other Definitions                            67

ARTICLE XIII

MISCELLANEOUS                                                             69
  13.01   Press Releases and Communications                               69
  13.02   Expenses                                                        70
  13.03   Notices                                                         70
  13.04   Assignment                                                      72
  13.05   Severability                                                    72
  13.06   References                                                      72
  13.07   No Strict Construction                                          73
  13.08   Amendment and Waiver                                            73

  13.09   Complete Agreement                                              73
  13.10   Counterparts                                                    73
  13.11   Governing Law                                                   73
  13.12   No Third-Party Beneficiaries                                    73
  13.13   J.W. Childs Equity Partners II, L.P.                            73

                                EXHIBITS


Exhibit A		Escrow Agreement
Exhibit B		Closing Certificate of the Company
Exhibit C		Closing Certificate of the Stockholder Representatives
Exhibit D		Form of Estoppel Certificate
Exhibit E		Closing Certificate of Buyer

                                SCHEDULES


                                                        Section Reference
                                                        -----------------
Accreditations, Licenses and Permits Schedule                    4.20(a)
Affiliated Transactions Schedule                                    4.17
Authorization Schedule                                        4.03, 4.12
Contracts Schedule                                               4.09(a)
Developments Schedule                                               4.06
Employee Benefits Schedule                                          4.13
Employee Schedule                                                   4.18
Environmental Matters Schedule                                      4.16
Filings Schedule                                                   11.07
Financial Statements Schedule                                       4.05
Indebtedness Schedule                                     1.04(f), 12.01
Insurance Schedule                                                  4.14
Intellectual Property Schedule                                      4.10
Leased Real Property Schedule                                    4.07(b)
Liens Schedule                                                   4.07(a)
Litigation Schedule                                                 4.11
Owned Real Property Schedule                         4.07(c), (i), (iii)
Schedule of Common Percentages                                   1.03(a)
Schedule of Permitted Exceptions                                    6.01

Stockholders Schedule     Preamble, 1.01(b)(ii), 2.01(g)(iv), 3.04, 4.04
Subsidiary Schedule                                                 4.02
Taxes Schedule                                                      4.08
Terminated Contracts Schedule                              2.01(h), 3.04

                        STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of
March 19, 2003, by and among DeVry Inc., a Delaware corporation ("Buyer"), Dominica Management, Inc., a New York corporation (the "Company"), Ross University Services, Inc., a Delaware corporation ("RUSI"), Ross University Management, Inc., a St. Lucia corporation ("RUMI"), the Persons indicated on the attached Stockholders Schedule as holding Shares (the "Stockholders") and the Persons indicated on the attached Stockholders Schedule as holding Options (the "Optionholders" and together with the Stockholders, the "Sellers"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

        WHEREAS, (i) the Stockholders own all of the issued and outstanding shares of capital stock of the Company, which as of the date hereof consists of 40,224.125 shares of Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred"), 25,000 shares of Class B Preferred Stock, par value $0.01 per share (the "Class B Preferred" and together with the Class A Preferred, the "Preferred Shares"), and 1,042,937 shares of Common Stock, par value $0.01 per share (the "Common Shares" and together with the Preferred Shares, the "Shares"), and (ii) the Optionholders own all of the issued and outstanding options to acquire shares of capital stock of the Company (the "Options");

        WHEREAS, (i) the Company owns all of the issued and outstanding shares of capital stock of RUSI, and (ii) RUSI owns all of the issued and outstanding shares of capital stock of RUMI (the "RUMI Shares");

        WHEREAS, prior to Closing, Buyer will form a new subsidiary organized under the laws of Barbados ("BarbCo") and a new subsidiary organized under the laws of Delaware ("DelCo");

        WHEREAS, immediately prior to Closing, (i) Buyer and BarbCo will own all of the issued and outstanding shares of capital stock of DelCo (all of DelCo's shares owned by BarbCo hereinafter referred to as the "BarbCo DelCo Shares"), and (ii) DelCo will own all of the issued and outstanding shares of capital stock of BarbCo;

        WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from the Stockholders all of the Common Shares and the Stockholders desire to sell to Buyer all of the Common Shares;

        WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to acquire from the Stockholders all of the Preferred Shares and the Stockholders desire to sell to Buyer all of the Preferred Shares;

        WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires that the Options which are not incentive stock options within the meaning of Section 422(b) of the Code (the "Nonqualified Options") be canceled, and the Optionholders who hold Nonqualified Options desire to cancel such options, in exchange for receiving a portion of the total consideration as determined herein;

        WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires that the holders of Options which are incentive stock options within the meaning of Section 422(b) of the Code (the "ISOs") exercise such Options immediately prior to the Closing Date, and the Optionholders who hold ISOs desire to exercise such Options immediately prior to the Closing Date and to sell to Buyer all shares of capital stock issuable upon such exercise; and

        WHEREAS, subject to the terms and conditions of this Agreement, and in furtherance of Buyer's strategy to use BarbCo to create an efficient holding structure for Buyer's expanding non-United States-based operations, and immediately prior to Buyer's acquisition of the Common Shares and the Preferred Shares and the cancellation of the Options, Buyer desires to cause BarbCo to acquire from RUSI all of the RUMI Shares, and RUSI desires to transfer to BarbCo all of the RUMI Shares.

        NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                ARTICLE I

                     PURCHASE AND SALE OF SHARES AND
                     -------------------------------
                         CANCELLATION OF OPTIONS
                         -----------------------
        1.01  Purchase and Sale of Shares.
              ---------------------------

                (a) On the Closing Date and immediately prior to the transactions described in clause (b) below, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall cause BarbCo to sell, assign, transfer and convey to RUSI 1,000 shares of DelCo common stock, and, in exchange, RUSI shall sell, assign, transfer and convey to BarbCo all of the issued and outstanding capital stock of RUMI.

                (b) On the Closing Date and immediately after the completion of the transaction described in clause (a) above:

                (i) upon the terms and subject to the conditions set forth in this Agreement, the Stockholders shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Stockholders, all of the Common Shares, free and clear of Liens other than applicable federal and state securities law restrictions, against payment by Buyer for the Common Shares to each Stockholder of an amount in cash equal to such Stockholder's Common Share Proceeds (as defined in Section 1.03(a)). The portion of the Common Share Proceeds to be paid at the Closing to each of the Stockholders will be an amount in cash equal to such Stockholder's Closing Common Share Proceeds (as defined in Section 1.03(b)); and

                (ii) upon the terms and subject to the conditions set forth in this Agreement, the Stockholders shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from the Stockholders, all of the Preferred Shares, free and clear of Liens other than applicable federal and state securities law restrictions, against payment by Buyer for the Preferred Shares to each Stockholder of an amount (such amount, the "Preferred Share Proceeds") in cash equal to (i) the number of Preferred Shares indicated on the Stockholders Schedule as being owned by such Stockholder multiplied by
        (ii) the Preferred Share Purchase Amount.

        1.02  Cancellation and Exercise of Options.
              ------------------------------------
        (a) The Company shall cause the Nonqualified Options to be canceled, as of the Closing Date, in exchange for each Optionholder being entitled to receive payment by Buyer of an amount in cash equal to (i) such Optionholder's Common Share Proceeds, minus (ii) the aggregate exercise price for all shares of Common Stock issuable upon exercise of the Nonqualified Options held by such Optionholder (the "Final Option Proceeds"). The portion of the Final Option Proceeds to be paid at the Closing to each such Optionholder will be an amount in cash equal to (x) such Optionholder's Closing Common Share Proceeds minus (y) the aggregate exercise price for all shares of Common Stock issuable upon exercise of the Nonqualified Options held by such Optionholder (such Optionholder's "Closing Option Proceeds").

        (b) Immediately prior to the Closing, each Optionholder shall exercise the ISOs held by such Optionholder in their entirety and, at the time specified in Section 1.01(b)(i), shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from such Optionholder, all of the shares of capital stock otherwise issuable to the Optionholder upon such exercise (the "ISO Shares") free and clear of all Liens other than applicable federal and state securities law restrictions, against payment by Buyer for the ISO Shares of an amount in cash equal to such Optionholder's Common Share Proceeds applicable to the ISO Shares. The amount to be paid at the Closing to each such Optionholder with respect to the ISO Shares will be an amount in cash equal to such Optionholder's Closing Common Share Proceeds. The Company shall not make any change to any ISO after the date hereof which change would constitute a material modification of the ISO (as defined in Section 424(h) of the Code).

        1.03 Calculation of Common Share Proceeds and Closing Common Share Proceeds.
              -------------------------------------------------------------

        (a> For purposes of this Agreement, "Aggregate Final Common
Share Price" shall mean an amount equal to (i) $310,000,000 (the "Base Consideration"), minus (ii) the outstanding amount of Indebtedness as of the Closing, minus (iii) the Aggregate Preferred Share Purchase Amount, plus (iv) the aggregate exercise price for all shares of Common Stock issuable upon exercise of the Nonqualified Options, plus (v) Working Capital, if Working Capital is positive, minus (vi) Working Capital, if Working Capital is negative, minus (vii) the amount of any Seller Expenses paid by the Company at the Closing, minus (viii) the Escrow Amount, plus (ix) the aggregate distributions, if any, to the Sellers pursuant to the Escrow Agreement. Each Seller's "Common Share Proceeds" shall be equal to the Aggregate Final Common Share Price multiplied by the percentage set forth next to such Seller's name on the Schedule of Common Percentages (such Seller's "Common Percentage").

        (b) For purposes of this Agreement, "Aggregate Closing Common
Share Price" shall mean an amount equal to (i) the Base Consideration, minus
(ii) the outstanding amount of Indebtedness as of the Closing, minus (iii) the Aggregate Preferred Share Purchase Amount, plus (iv) the aggregate exercise price for all shares of Common Stock issuable upon exercise of the Nonqualified Options, plus (v) Estimated Working Capital, if Estimated Working Capital is positive, minus (vi) Estimated Working Capital, if Estimated Working Capital is negative, minus (vii) the amount of any Seller Expenses paid by the Company at the Closing, minus (viii) the Escrow Amount. Each Seller's "Closing Common Share Proceeds" shall be equal to the Aggregate Closing Common Share Price multiplied by such Seller's Common Percentage.

        1.04 Payment for and Surrender of Shares and Cancellation of Options; Repayment of Indebtedness; Deposit of Escrow Amount.
              ----------------------------------------------------------------

              (a) At the Closing, the Stockholder Representatives shall receive, on behalf of the Stockholders, payment by Buyer of the amount in cash equal to the aggregate Closing Common Share Proceeds payable pursuant to
Section 1.01(b)(i) in exchange for the delivery by each Stockholder to Buyer of stock certificates evidencing such Stockholder's Common Shares duly endorsed for transfer or accompanied by appropriate transfer documents. Payment for the Common Shares shall be made by wire transfer of immediately available funds on the Closing Date to an account or accounts specified by the Stockholder Representatives at least two days prior to the Closing.

Promptly after receipt of the amounts due pursuant to this Section 1.04(a), the Stockholder Representatives shall distribute to each Stockholder an amount equal to such Stockholder's Closing Common Share Proceeds by wire transfer of immediately available funds to an account specified by each Stockholder at least two days prior to the Closing.

              (b) At the Closing, the Stockholder Representatives shall receive, on behalf of each Stockholder holding Preferred Shares, payment by Buyer of the amount in cash equal to the Aggregate Preferred Share Purchase Amount in exchange for the delivery by each Stockholder holding Preferred Shares to Buyer of stock certificates evidencing such Stockholder's Preferred Shares duly endorsed for transfer or accompanied by appropriate transfer documents. Payment for the Preferred Shares shall be made by wire transfer of immediately available funds on the Closing Date to an account or accounts specified by the Stockholder Representatives at least two days prior to the Closing. Promptly after receipt of the Aggregate Preferred Share Purchase Amount, the Stockholder Representatives shall distribute to each Stockholder holding Preferred Shares an amount equal to such Stockholder's Preferred Share Proceeds by wire transfer of immediately available funds to an account specified by each such Stockholder at least two days prior to the Closing.

              (c) At the Closing, the Stockholder Representatives shall receive, on behalf of the Optionholders holding Nonqualified Options, payment by Buyer of an amount in cash equal to the Aggregate Closing Option Proceeds in exchange for the delivery by each Optionholder to the Company, for cancellation, of all of such Optionholder's outstanding Nonqualified Options and, upon such delivery, such Nonqualified Options shall be deemed canceled. Payment at the Closing in consideration of cancellation of the Options shall be made by wire transfer of immediately available funds on the Closing Date to an account or accounts specified by the Stockholder Representatives at least two business days prior to the Closing. Promptly after receipt of the Aggregate Closing Option Proceeds, the Stockholder Representatives shall distribute to each Optionholder holding Nonqualified Options an amount equal to such Optionholder's Closing Option Proceeds by wire transfer of immediately available funds to an account specified by each Optionholder at least two days prior to the Closing.

              (d) At the Closing, the Stockholder Representatives shall receive, on behalf of the Optionholders who exercise ISOs immediately prior to the Closing, payment by Buyer of the amount in cash equal to the aggregate Closing Common Share Proceeds payable pursuant to Section 1.02(b) in exchange for the delivery by such Optionholder to Buyer of appropriate transfer documents effecting the transfer of such Optionholder's ISO shares. Payment for the ISO Shares shall be made by wire transfer of immediately available funds on the Closing Date to an account or accounts specified by the Stockholder Representatives at least two days prior to the Closing. Promptly after receipt of the amounts due pursuant to this Section 1.04(d), the Stockholder Representatives shall distribute to each Optionholder an amount equal to such Optionholder's Closing Common Share Proceeds by wire transfer of immediately available funds to an account specified by each Optionholder at least two days prior to the Closing.

              (e) Notwithstanding anything to the contrary contained in Sections 1.04(a)-(c), the Stockholder Representatives may retain a portion of the amounts delivered to the Stockholder Representatives pursuant to such sections to satisfy potential future obligations of the Sellers (in the aggregate, the "Holdback Amount"); provided that the portion of the Holdback Amount retained by the Stockholder Representatives on behalf of each Seller shall be determined pro rata according to each Seller's Common Percentages. The Holdback Amount shall be retained by the Stockholder Representatives for such time as the Stockholder Representatives shall determine in their sole discretion. Any amounts distributed from the Holdback Amount shall be distributed to the Sellers pro rata based upon their Common Percentages.

              (f) Simultaneously with the consummation of the purchase and sale transaction contemplated by Section 1.01, Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the then outstanding balance of Indebtedness by wire transfer of immediately available funds as set forth on, and in accordance with, the Payoff Letters delivered by the Company pursuant to Section 2.01(f).

              (g) Simultaneously with the consummation of the purchase and sale transaction contemplated by Section 1.01, Buyer shall deposit, for the benefit of the Sellers, the Escrow Amount, which will be available to satisfy any amounts owed to Buyer pursuant to Section 1.06(b) and Section 9.02(a),
(b) and (d), in an escrow account (the "Escrow Account") established pursuant to the terms and conditions of an escrow agreement (the "Escrow Agreement"), by and among the Escrow Agent, Buyer and the Stockholder Representatives substantially in the form of Exhibit A.

        1.05  Estimated Working Capital Calculation.
              -------------------------------------
At least three business days prior to the Closing Date, the Stockholder Representatives shall deliver to Buyer (i) a balance sheet of the Company and its Subsidiaries projected as of the Closing Date immediately prior to Closing (the "Preliminary Closing Balance Sheet"), together with reasonable supporting information, and (ii) based on the Preliminary Closing Balance Sheet, their good faith calculation of their estimate of the Working Capital as of the Closing Date immediately prior to Closing (the "Estimated Working Capital") calculated in accordance with the Working Capital Schedule attached hereto, and, if Buyer indicates at least one business day prior to Closing that such estimate is not reasonably acceptable to Buyer, then "Estimated Working Capital" shall be calculated by the Stockholder Representatives based on the latest financial statements delivered to Buyer pursuant to the second sentence of Section 6.02.

        1.06  Final Working Capital Calculation.
              ---------------------------------
              (a> As promptly as possible, but in any event within 60 days after the Closing Date, Buyer will deliver to the Stockholder Representatives
(i) an audited balance sheet of the Company and its Subsidiaries as of the Closing Date immediately prior to Closing (the "Closing Balance Sheet") and
(ii) its calculation of the Working Capital as of the Closing Date immediately prior to Closing (the "Preliminary Working Capital Statement") based on the Closing Balance Sheet and calculated in accordance with the Working Capital Schedule. After delivery of the Preliminary Working Capital Statement, the Stockholder Representatives and their accountants shall be permitted reasonable access to review the Company's and its Subsidiaries' books and records and work papers related to the preparation of the Preliminary Working Capital Statement. The Stockholder Representatives and their accountants may make reasonable inquiries of Buyer, the Company, its Subsidiaries and their respective accountants regarding questions concerning or disagreements with the Preliminary Working Capital Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company and its Subsidiaries to use their, reasonable best efforts to cause any such accountants to cooperate with and respond to such inquiries. If the Stockholder Representatives have any objections to the Preliminary Working Capital Statement, the Stockholder Representatives shall deliver to Buyer a statement setting forth in reasonable detail their objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to Buyer within 45 days after delivery of the Preliminary Working Capital Statement, the Preliminary Working Capital Statement shall be final, binding and non-appealable on the parties hereto. The Stockholder Representatives and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Stockholder Representatives and Buyer shall submit such dispute to an independent office of KPMG LLP not used by the Company, Buyer, Sellers or any of their Affiliates (the "Independent Auditor"). The Stockholder Representatives and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Independent Auditor shall be paid equally by Buyer and the Sellers. The Preliminary Working Capital Statement, as revised, if at all, and as finally determined pursuant to this
Section 1.06(a), shall be referred to as the "Final Working Capital
Statement."

              (b) Post-Closing Adjustment Payments.
                  --------------------------------

              (i) If Working Capital as finally determined pursuant to
        Section 1.06(a) is greater than Estimated Working Capital, (A) Buyer shall pay such excess (plus simple interest on such amount at a rate of 4.25% per annum from the Closing Date through the date of payment) to the Stockholder Representatives (on behalf of the Sellers) by wire transfer of immediately available funds to an account or accounts designated by the Stockholder Representatives (to be promptly distributed to the Sellers pro rata based upon each Seller's Common Percentage) and (B) the Stockholder Representatives and Buyer shall jointly instruct the Escrow Agent to release to the Stockholder Representatives, on behalf of the Sellers, $3,500,000 from the Escrow Account (to be promptly distributed to the Sellers pro rata based upon each Seller's Common Percentage).

              (ii) If Working Capital as finally determined pursuant to
        Section 1.06(a) is less than Estimated Working Capital, the Stockholder Representatives and Buyer shall jointly instruct the Escrow Agent (A) to distribute to Buyer such shortfall (plus simple interest on such amount at a rate of 4.25% per annum from the Closing Date through the date of payment) and (B) to distribute to the Stockholder Representatives, on behalf of the Sellers, the amount, if any, by which $3,500,000 exceeds the amount distributed to Buyer pursuant to the foregoing clause (A) (to be promptly distributed to the Sellers pro rata based upon each Seller's Common Percentage).

        1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis located at 153 East 53rd Street New York, New York at 10:00 a.m. on May 15, 2003 or, if any of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof, then on or prior to the third business day following satisfaction or waiver of all of the closing conditions set forth in Article II (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and the Stockholder Representatives. The date and time of the Closing are referred to herein as the "Closing Date."

        1.08 Withholding of Tax. Buyer will be entitled to deduct and withhold from (a) any proceeds payable to Sellers pursuant to this Agreement with respect to Common Shares and Preferred Shares that were issued in a compensatory transaction and from which Buyer is required to withhold amounts under any provision of federal, state or local or foreign or Tax law and (b) any Closing Option Proceeds payable to Sellers pursuant to this Agreement such amounts as Buyer shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Seller in respect of whom such deduction and withholding were made by Buyer. Promptly (and in any event within three business days) after receiving a request from the Stockholder Representatives therefor, Buyer shall provide to the Stockholder Representatives a schedule of all amounts deducted and withheld pursuant to this Section 1.08 setting forth the amount deducted and withheld hereunder for each Seller.

                                ARTICLE II

                          CONDITIONS TO CLOSING
                          ---------------------

        2.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

              (a) The representations and warranties set forth in Articles III and IV shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which shall be true and correct at and as of such particular date), in each case, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall have been true and correct in all respects at and as of such date;

              (b) The Company and the Sellers shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed and complied with by them under this Agreement through the Closing, except to the extent that such covenants and agreements are qualified by terms such as "material" and "Material Adverse Effect," in which case the Company and the Sellers shall have performed and complied with, in all respects, such covenants and agreements through the Closing;

              (c) All filings under the HSR Act shall have been made, and the applicable waiting periods, if any, thereunder shall have expired or been terminated;

              (d) (i) The submission of the notifications and applications described in Section 11.07, except for submission of the DOE Application, shall have been made in accordance with the provisions of Section 11.07, and Buyer shall not have received written or direct oral notice (x) from an employee, agent or representative of the DOE either that the DOE will not approve the DOE Application or that the DOE will approve the DOE Application, but subject to material adverse conditions, (y) from an employee, agent or representative of the government of the Commonwealth of St. Kitts-Nevis that the St. Kitts Agreement will not remain in full force and effect in accordance with its terms after the consummation of the transactions contemplated hereby; or (z) from an employee, agent or representative of the government of the Commonwealth of Dominica that the teaching and clinical aspects of the Medical School's relationship with the Princess Margaret Hospital will not continue in substantially the same manner and on substantially the same terms as set forth in the Princess Margaret Hospital Agreement and, in the case of any of clauses (x), (y) or (z), such notice shall not have been rescinded by an applicable employee, agent or representative;

                  (ii) Either the approval of the Dominica Medical Board shall have been obtained, which approval shall not be subject to any material adverse conditions, or written notice shall have been received from the Dominica Medical Board indicating that its approval will not be required prior to the Closing;

              (e) No action, suit or proceeding before any court or government body shall be pending or threatened in writing (where such threat is reasonably likely to result in an action, suit or proceeding) wherein an unfavorable judgment, decree, ruling, injunction or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of Buyer to own the Shares (and no such judgment, decree, ruling, injunction or order shall be in effect);

              (f) The Stockholder Representatives and the Escrow Agent shall have executed and delivered the Escrow Agreement;

              (g) The Company, the Sellers or the Stockholder Representatives (on behalf of the Sellers), as the case may be, shall have delivered to Buyer each of the following:

              (i) a certificate of the Company in the form set forth in Exhibit B, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (e), as they relate to the Company, have been satisfied;

              (ii> a certificate of the Stockholder Representatives (on behalf of the Sellers) in the form of Exhibit C, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and
(e), as they relate to the Sellers, have been satisfied;

              (iii) evidence of the governmental consents and filings described in subsection (d) and the Payoff Letters;

              (iv) the stock certificates representing the Shares indicated on the Stockholders Schedule, in each case, free and clear of Liens (other than applicable federal and state securities law restrictions), and duly endorsed for transfer or accompanied by duly executed stock powers or transfer documents;

              (v) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of each of the Company and its Subsidiaries, if not already located on the premises of the Company or its Subsidiaries;

              (vi) resignations effective as of the Closing Date from all directors of the Company and its Subsidiaries and from such officers thereof as Buyer shall have requested in writing and delivered to the Stockholder Representatives not less than five days prior to the Closing Date;

              (vii) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of New York, and a certificate of good standing from New York for the Company dated within ten days of the Closing Date;

              (viii) copies of the certificate of incorporation (or comparable document) for each Subsidiary, in each case certified by the Secretary of State (or comparable officer) of the jurisdiction of the respective Subsidiary;

              (ix) certified copies of the by-laws of the Company and of each Subsidiary;

              (x) copies of good standing certificates for the Company and for each Subsidiary from the Secretary of State (or comparable officer) of the jurisdiction of each Person's organization, dated within ten days before the Closing Date;

              (xi) certified copies of the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

              (xii) evidence (in form and substance reasonably satisfactory to Buyer) of the termination of the Management Agreement; and

              (xiii) evidence (in form and substance reasonably satisfactory to Buyer) that the Dominica Agreement will remain in full force and effect in accordance with its terms after the consummation of the transactions contemplated hereby;

              (xiv) audited financial statements for the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 as described in Section 6.07.

              (h) There shall have been made available to Buyer the debt financing contemplated by the Commitment Letter (including the market flex language of the Fee Letter), or other debt financing on economic and other material terms no less favorable to Buyer than those set forth in the term sheets that are part of the Commitment Letter, in either case, in an amount sufficient to provide the debt financing necessary to consummate the transactions contemplated hereby;

              (i) The Company shall have obtained and delivered to Buyer an estoppel certificate (in substantially the form attached hereto as Exhibit D) with respect to the Leased Real Property located in Edison, NJ, dated no more than 30 days prior to the Closing Date, from the other party to such Lease;

              (j) The Company and its Subsidiaries shall provide Buyer with an opinion of St. Kitts legal counsel regarding the Company's or a Subsidiary's title to the Owned Real Property identified on the Owned Real Property Schedule;

              (k) The Company shall have terminated those contracts, agreements, arrangements and leases listed on the Terminated Contracts Schedule; and

              (l) No Material Adverse Change shall have occurred since the date of the Latest Balance Sheet.

If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer.

        2.02 Conditions to the Sellers' Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing
Date:

              (a) The representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing

Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which shall be true and correct at and as of such particular date), in each case, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall have been true and correct in all respects at and as of such date;

              (b) Buyer shall have performed and complied with, in all material respects, all of the covenants and agreements required to be performed and complied with by it under this Agreement through the Closing, except to the extent that such covenants and agreements are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with, in all respects, such covenants and agreements through the Closing;

              (c) All filings under the HSR Act shall have been made, and the applicable waiting periods, if any, thereunder shall have expired or been terminated;

              (d) No action, suit or proceeding before any court or government body shall be pending or threatened in writing (where such threat is reasonably likely to result in an action, suit or proceeding) wherein an unfavorable judgment, decree, ruling, injunction or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of Buyer to own the Shares (and no such judgment, decree, ruling, injunction or order shall be in effect);

              (e) Buyer shall have delivered to the Stockholder
Representatives certified copies of the resolutions duly adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

              (f) Buyer shall have delivered to the Stockholder
Representatives (on behalf of the Sellers) a certificate in the form set forth as Exhibit E, dated the Closing Date, stating that the preconditions specified in subsections (a), (b) and (d) have been satisfied;

              (g) Buyer shall have delivered to the Stockholder
Representatives a solvency certificate signed by Buyer, substantially in the form as delivered pursuant to the consummation of the transactions contemplated by the Commitment Letter, addressed to the Sellers and entitling the Sellers to rely thereon; and

              (h) The submission of the notifications and applications described in Section 11.07, except for submission of the DOE Application, shall have been made in accordance with the provisions of Section 11.07.

If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Sellers.

                                ARTICLE III

                            REPRESENTATIONS AND
                         WARRANTIES OF EACH SELLER
                         -------------------------

Each Seller, solely for such Seller (on a several, and not joint basis), represents and warrants to Buyer as follows:

        3.01 Organization; Authority. Such Seller (if a limited partnership or other entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization. Such Seller has all requisite power and authority (including, if a limited partnership, full partnership power and authority) and full legal capacity to execute and deliver this Agreement and to perform such Seller's obligations hereunder.

        3.02 Execution and Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by such Seller (if a limited partnership or other entity) and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of such Seller are necessary to authorize its execution, delivery or performance. This Agreement has been duly executed and delivered by such Seller, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

        3.03 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject or, if such Seller is a limited partnership or other entity, any provision of its charter or bylaws or similar organizational documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller's assets is subject.

        3.04 Ownership of Capital Stock. Such Stockholder or Optionholder, as the case may be, is the record and beneficial owner of the number of Shares or Options, as applicable, as set forth opposite such Person's name on the attached Stockholders Schedule, in each case, free and clear of any and all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions, except as set forth on the Stockholders
Schedule. On the Closing Date, and assuming termination of those agreements listed on the attached Terminated Contracts Schedule, such Stockholder shall transfer to Buyer good title to such Shares and such Optionholder shall transfer to the Company for cancellation such Options, in each case, free and clear of all Liens, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

        3.05 Brokers Fees. Except for the fees and expenses of SunTrust Robinson Humphrey, Leeds Weld & Co. and J.W. Childs Associates, Inc. and their respective Affiliates, such Seller has no liability or an obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, or any other transaction, for which Buyer could become liable or obligated. Neither Buyer nor any Affiliate of Buyer (including, after the Closing, the Company and its Subsidiaries) has or shall have any liability or otherwise suffer or incur any Losses as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by such Seller in connection with any of the transactions contemplated by this Agreement or any other transaction (including, without limitation, SunTrust Robinson Humphrey, Leeds Weld & Co. and J.W. Childs Associates, Inc. and their respective Affiliates).

        3.06 Governmental Consents, etc. Except for the applicable requirements of the HSR Act and the matters set forth on the Filings Schedule, such Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Except for the matters set forth on the Filings Schedule, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by such Seller in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Such Seller is not subject to any outstanding judgment, order or decree of any court or governmental body which would adversely affect such Seller's performance under this Agreement or the consummation of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own the Shares.

        3.07 Litigation. There are no actions, suits or proceedings pending or, to such Seller's knowledge, threatened against or affecting such Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller's performance under this Agreement or the consummation of the transactions contemplated hereby.

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               ---------------------------------------------

              The Company represents and warrants to Buyer that:

        4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and the Company has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect. Each of RUSI and RUMI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

        4.02  Subsidiaries.
              ------------

              (a) Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary is either wholly owned by the Company, a Subsidiary or Subsidiaries as indicated on the Subsidiary Schedule. The Company and/or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under federal, state and foreign securities laws).

              (b) Each of the Subsidiaries identified on the Subsidiary
Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as set forth on the Subsidiary Schedule), has all requisite corporate, limited liability company, limited partnership or unlimited liability company, as the case may be, power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted. Each of the Subsidiaries identified on the Subsidiary Schedule is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.

        4.03  Authorization; No Breach; Valid and Binding Agreement.
              -----------------------------------------------------

              (a) The Company and each of RUSI and RUMI has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of the Company, RUSI and RUMI.

              (b) Except as set forth on the attached Authorization Schedule, neither the execution and delivery of this Agreement, nor the performance of this Agreement by the Company, RUSI and RUMI and the consummation of the transactions contemplated hereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company or any of its Subsidiaries is subject or any provision of the charter or bylaws of the Company or any of its Subsidiaries or (b) conflict with or result in any breach of, constitute a default under, result in a violation of, result in the acceleration of, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition or creation of a Lien upon or with respect to any of its assets).

              (c) Assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement constitutes a valid and binding obligation of each of the Company, RUSI and RUMI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

        4.04 Capital Stock. The authorized number of shares of capital stock of the Company consists of (a) 110,000 shares of Class A Preferred, of which 40,224.125 shares are issued and outstanding and owned of record as set forth in the Stockholders Schedule, (b) 25,000 shares of Class B Preferred of which

25,000 shares are issued and outstanding and owned of record as set forth in the Stockholders Schedule and (c) 110,000,000 shares of Common Stock of which 1,042,937 shares are issued and outstanding and owned of record as set forth on the Stockholders Schedule, and of which 96,288 shares are reserved for issuance upon exercise of the Options. The Stockholders Schedule sets forth
(x) the number of authorized shares of capital stock of each Subsidiary and
(y) the number of shares of capital stock issued and outstanding with respect to each Subsidiary, including the name of the holder thereof and the number of shares held by such holder. All Shares and all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on the Stockholders Schedule, neither the Company nor any Subsidiary has any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company or any Subsidiary. Except as set forth on the Stockholders Schedule, and except for the Options, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to sell or purchase or otherwise acquire any shares of capital stock or other equity securities of the Company or any Subsidiary of any kind. Except as set forth on the Stockholders Schedule, (i) there are no agreements or other obligations (contingent or otherwise) which require the Company or any Subsidiary to repurchase or otherwise acquire any shares of the Company's or any Subsidiary's capital stock or other equity securities and (ii) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company or any Subsidiary.

        4.05 Financial Statements. The Company has furnished Buyer with copies of its (i) audited consolidated balance sheet with respect to the Company and its Subsidiaries as of December 31, 2002 (the "Latest Balance Sheet"), and the related statement of income for the fiscal year then ended and (ii) audited consolidated balance sheets and statements of income with respect to the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2001 and December 31, 2000. Except as set forth on the attached Financial Statements Schedule, such financial statements have been based upon the information concerning the Company and its Subsidiaries contained in the Company's and its Subsidiaries' books and records, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP.

        4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on the attached Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has:

              (a) borrowed any amount or incurred, assumed, guaranteed or become subject to any liabilities (other than liabilities incurred in the ordinary course of business consistent with past practice, liabilities under contracts entered into in the ordinary course of business consistent with past practice and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements consistent with past practice);

              (b) mortgaged, pledged or subjected to any Lien any portion of its assets, except Permitted Liens;

              (c) sold, leased, assigned or transferred any portion of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

              (d) accelerated, terminated or canceled any agreement, contract, lease or license that either is listed on the Contracts Schedule or would be required to be listed on the Contracts Schedule if such agreement, contract, lease or license had not been terminated or canceled;

              (e) sold, assigned, granted or transferred any Intellectual Property, or granted a license or sublicense to any rights thereunder or with respect thereto to a third party, except in the ordinary course of business consistent with past practice;

              (f) suffered any extraordinary losses or waived any rights of material value;

              (g) made any capital investment in, or any material loan to, any other Person outside the ordinary course of business consistent with past practice;

              (h) made or authorized any change to its charter or bylaws;

              (i) issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

              (j) declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, except for dividends or distributions made by Subsidiaries to their respective parents in the ordinary course of business consistent with past practice;

              (k) made any capital expenditures or commitments therefor, in each case, except in the ordinary course of business consistent with past practice;

              (l) taken any action within such Person's control to delay in any material respect any capital expenditure contemplated to be made in the Company's budget for fiscal year 2003 approved by the Company's board of directors;

              (m) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business consistent with past practice; \

              (n) entered into any employment contract with payments exceeding $100,000 per year or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

              (o) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

              (p) made any other change in employment terms (including compensation) for any of its directors or officers or for any employees having employment contracts with annual payments exceeding $100,000 per year, in each case, outside the ordinary course of business consistent with past practice; or

              (q) committed to any of the foregoing.

        4.07  Title to Properties.
              -------------------

              (a) Except as set forth on the Liens Schedule and except for such property and assets transferred or otherwise disposed of in the ordinary course of business consistent with past practice, the Company and its Subsidiaries own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the personal property and assets used by them, located on their premises or shown to be owned by it on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens.

              (b) The real property demised by the leases described on the attached Leased Real Property Schedule (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on the attached Leased Real Property

Schedule, each Leased Real Property lease (i) is legal, valid, binding and enforceable against the Company or its Subsidiaries (as applicable) and, to the Company's knowledge, against the other parties thereto and (ii) is in full force and effect, in each case subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws or general principles of equity. The Company has delivered or made available to Buyer true, complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any other party, is in default in any respect under any of such leases, and to the Company's knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such leases. No security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease which has not be been redeposited in full. Neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any other party the right to use or occupy such Leased Real Property or any portion thereof. Except as set forth on the attached Authorizations Schedule the transaction contemplated by this Agreement does not require the consent of any other party to any of such leases for the Leased Real Property, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

              (c) Except as set forth on the attached Owned Real Property Schedule, neither the Company nor any of its Subsidiaries owns any real property. With respect to each parcel of real property listed on the Owned Real Property Schedule (the "Owned Real Property"):

              (i) either the Company or a Subsidiary owns good and marketable title to such parcel of real property, free and clear of all Liens as of the Closing Date, other than Permitted Liens and other encumbrances and exceptions set forth on the Owned Real Property Schedule;

              (ii) the Company has received no written notice of, and, to the Company's knowledge, there do not exist and there has not been threatened, any pending condemnation or eminent domain proceedings, lawsuits or administrative actions relating to Owned Real Property which would adversely affect the current use, occupancy or value thereof;

              (iii) except as set forth on the Owned Real Property Schedule, and except for Permitted Liens, there are no leases, subleases, licenses, concessions or other agreements to which the Company or any of its Subsidiaries is a party granting to any party or parties the right of use or occupancy of any portion of such parcel of real property;

              (iv) there are no outstanding options or rights of first refusal to purchase such parcel of Owned Real Property, any portion thereof or interest therein;

              (v) to the Company's knowledge, the Owned Real Property has direct access to a public street adjoining such property or has access to a public street via valid easements benefiting such Owned Real Property, and such access is not dependent on any land or other real property interest which is not included in the Owned Real Property.
None of the Owned Real Property, including the improvements and fixtures thereon, is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property; and

              (vi> to the Company's knowledge, the current use and occupancy of the Owned Real Property and the operation of the business of the Company and its Subsidiaries as currently conducted does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Owned Real Property.

              (d) All buildings, improvements and fixtures, and components of the Owned Real Property and Leased Real Property are in good condition and repair and sufficient for the continued operation of the business as presently conducted.

              (e) To the Company's knowledge, except as set forth on the Leased Real Property Schedule, all water, oil, gas, electrical, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property and the Leased Real Property have been installed and are operational and sufficient for the operation of the business presently conducted.

        4.08  Tax Matters.
              -----------
              (a) The Company and its Subsidiaries have filed or sent in a timely manner all federal, foreign, state, county and local income, excise, property and other Tax Returns which are required to be filed or sent by them under applicable laws (taking into account any extensions of time to file or send which have been duly perfected). Except as set forth on the attached Taxes Schedule, all Taxes shown as owing by the Company and its Subsidiaries on all such Tax Returns have been timely paid in full or properly accrued. All such Tax Returns are true and correct, and the provision for accrued and unpaid Taxes on the Final Working Capital Statement is sufficient for all accrued and unpaid Taxes as of the date thereof. All Taxes which the Company or any Subsidiary is obligated to withhold or collect, including without limitation, from amounts owing to any employee, creditor or third party, have been timely paid in full or properly accrued.

              (b) Except as set forth on the Taxes Schedule, no Tax Return of the Company or any Subsidiary currently is under audit or examination by any Taxing Authority, no written or unwritten notice of such an audit or examination has been received by the Company or any Subsidiary, no deficiency has resulted from any prior audit or examination relating to Taxes of the Company or a Subsidiary, and no material issues relating to Taxes have been raised in any completed audit or examination of the Company or a Subsidiary.

              (c) Except as set forth on the Taxes Schedule, neither the Company nor any Subsidiary is party to or bound by any tax sharing agreement or tax indemnity obligation.

              (d) Except as set forth on the Taxes Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed with respect to the Company or any Subsidiary and the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return.

              (e) Except as set forth on the Taxes Schedule, neither the Company nor any Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period ending on or before the Closing Date but that was not recognized in such taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

              (f) Except as set forth in the Taxes Schedule, neither the Company nor any Subsidiary has taken any action that has caused or would cause, or failed to take any action when failure to act would have caused or would cause, either the Company or any Subsidiary to be (i) subject to any Tax that would be payable to or collectable by the nation of St. Lucia, or
(ii) no longer eligible for the benefits of the Treaty Establishing the Caribbean Community (signed July 4, 1973), as amended through the date hereof.

        4.09  Contracts and Commitments.
              -------------------------

              (a) Except as set forth on the attached Contracts Schedule, neither the Company nor any Subsidiary is party to any: (i) agreement relating to any completed business acquisition by the Company or any

Subsidiary within the last two years; (ii) collective bargaining agreement or contract with any labor union; (iii) written bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Section 4.13 or the schedules relating thereto; (iv) stock purchase, stock option or similar plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis with payments in excess of $100,000; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the Company's or any Subsidiary's assets other than Permitted Liens; (vii) guaranty of any obligation for borrowed money or other material guaranty; (viii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $100,000; (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (x) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $150,000; (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $150,000; (xii) contract which prohibits the Company or any Subsidiary from freely engaging in business anywhere in the world; (xiii) clinical affiliation agreement with a hospital or university (an "Affiliated Hospital or University") pursuant to which such Affiliated Hospital or University has accepted 25 or more students during the fiscal year ended December 31, 2002 from either Institution for clinical rotations; (xiv) contract with any of the Sellers or their Affiliates (other than the Company and its Subsidiaries); (xv) contract under which it has advanced or loaned any amount to any of its directors, officers and employees; (xvi) contract or group of related contracts under which the Company or any of its Subsidiaries has advanced or loaned any other Persons amounts in the aggregate exceeding $100,000; (xvii) contract under which the Company or its Subsidiaries has granted any Person any registration rights; or (xviii) contract for the construction of buildings, improvements or other infrastructure in connection with the Owned Real Property or the Leased Real Property.


              (b) Buyer either has been supplied with, or has been given access to, a true, correct and complete copy of all written contracts which are referred to on the Contracts Schedule, together with all material amendments, waivers or other changes thereto.

              (c) With respect to each contract listed on the Contracts Schedule, except as set forth on Contracts Schedule, (i) the agreement is legal, valid, binding and enforceable against the Company or its Subsidiaries (as applicable) and, to the Company's knowledge, against the other parties thereto, and such agreement is in full force and effect; (ii) neither the Company nor its Subsidiaries is in breach or default and, to the Company's knowledge, no other party to such agreement is in breach or default, and, to the Company's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and, (iii) to the Company's knowledge, no party has repudiated any provision of the agreement.

              (d) The Company and its Subsidiaries have provided Buyer with true and accurate copies of (i) the agreement by and between the Government of St. Kitts and Nevis and Ross University, dated March 28, 1983, (ii) the agreement by and between the Government of St. Kitts and Nevis and Ross University School of Medicine School of Veterinary Medicine (St. Kitts) Limited, dated March 6, 2003 (the agreements referred to in clauses (i) and (ii) hereinafter referred to collectively as the "St. Kitts Agreement"). The St. Kitts Agreement is, and as of the Closing Date, will be, fully in effect and neither the Company nor any Subsidiary has taken any action that has caused, or failed to take any action when failure to act has caused, the St. Kitts Agreement to be terminated, amended in any respect that would have a material detrimental effect on Buyer or its Subsidiaries, or otherwise to be no longer fully effective in accordance with the terms thereof.

        4.10 Intellectual Property. The term "Company Intellectual Property" shall include all trademarks, service marks, whether registered or existing at common law, copyrights, patents, trade secrets, confidential information and know-how used in connection with the Company or Subsidiary. The attached Intellectual Property Schedule contains a complete list of all applications and registrations for the Company Intellectual Property. Except as set forth on the Intellectual Property Schedule: (i) the Company or one of its Subsidiaries owns all of the Company Intellectual Property, free and clear of all Liens and security interests; (ii) neither the Company nor any Subsidiary has, or has received any notice alleging that it has, interfered with, infringed upon, misappropriated or violated any Intellectual Property right of any third party; and (iii) to the Company's knowledge, no third party has interfered with, infringed upon or misappropriated any of the Company Intellectual Property.

        4.11 Litigation. Except as set forth on the attached Litigation Schedule, neither the Company nor any Subsidiary is subject to any outstanding judgment, order or decree of any court or governmental body, and
(i) there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against the Company or any Subsidiary and (ii) there have been no such actions, suits or proceedings against the Company or any Subsidiary during the past two years, in each case, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        4.12 Governmental Consents, etc. Except as set forth on the Authorization Schedule, and except for the applicable requirements of the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

        4.13  Employee Benefit Plans.
              ----------------------

              (a) Except as listed on the attached Employee Benefits Schedule, neither the Company nor any Subsidiary maintains, contributes to or has any liability under or with respect to any "employee benefit plan" (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (collectively referred to as the "Plans"). Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service that covers all amendments thereto, or is within the applicable remedial amendment period. The Plans comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and all other applicable laws.

              (b) With respect to the Plans, all required contributions have been made or properly accrued.

              (c) None of the Plans or any employee benefit plan maintained, sponsored or contributed to by any ERISA Affiliate is subject to Title IV of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA).

              (d) With respect to the Plans, the Company has furnished to Buyer true and complete copies (as applicable) of (i) the most recent determination letter received from the Internal Revenue Service, (ii) the latest Form 5500 annual reports, (iii) the Plan documents (or, in the case of any Plan that is not written, an accurate description thereof), (iv) all trust agreements relating thereto, and (v) summary plan description.

              (e) None of the assets of any Plan are invested in employer securities or employer real property.

              (f) There have been no non-exempt "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, and none of the Company, the Subsidiaries or any of their respective ERISA Affiliates has engaged in any non-exempt prohibited transaction that could reasonable be expected to result in a liability to the Company or any of the Subsidiaries.

              (g) There have been no acts or omissions by the Company, the Subsidiaries or any of their respective ERISA Affiliates which have given rise to or could reasonably be expected to give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of the Subsidiaries may be liable.

              (h) None of the payments contemplated by the Plans would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.

              (i) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Plan or the assets thereof and no facts exist which could reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).

              (j) None of the Company or any of its Subsidiaries has any liability or contingent liability for providing, under any Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

              (k) Notwithstanding anything to the contrary in Sections 4.01, 4.02, 4.12, 4.15 or any other provision of this Agreement, the representations and warranties contained in this Section 4.13 are the sole and exclusive representations and warranties of the Company with respect to any matters relating to any Plan.

        4.14 Insurance. The attached Insurance Schedule lists each insurance policy maintained by the Company and its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, a named insured or otherwise a beneficiary of coverage. All of such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in default with respect to its obligations under any of such insurance policies.

        4.15 Compliance with Laws. The Company and each Subsidiary is in compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no action, suit, proceeding, investigation, charge, complaint, claim, demand or notice has been received by, or, to the Company's knowledge, filed or commenced against, any of them alleging failure to so comply.

        4.16 Environmental, Health and Safety Matters. Except as set forth on the attached Environmental Matters Schedule:

              (a) The Company and each of its Subsidiaries has complied, and is in compliance with all Environmental, Health and Safety Requirements.

              (b) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained, has complied, and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

              (c) Neither the Company nor any Subsidiary has received any written or oral notice from any applicable governmental authority or third party regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any liability arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Company, its Subsidiaries or their facilities.

              (d) To the Company's knowledge, none of the following exists at any property or facility owned or operated by the Company or its
Subsidiaries: (1) underground storage tanks, (2)asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

              (e) To the Company's knowledge, neither the Company nor any of its Subsidiaries, nor any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to Environmental, Health, and Safety Requirements.

              (f) Notwithstanding the foregoing, to the Company's knowledge, there is no condition or occurrence with respect to matters related to the environment, public health and safety, and worker health and safety, that would give rise to any material liability.

        4.17 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, Stockholder, Affiliate of a Stockholder or, to the Company's knowledge, Affiliate of the Company or any individual in such officer's, director's or Stockholder's immediate family is a party to any arrangement, agreement, contract, commitment or transaction (whether oral or written) with the Company or its Subsidiaries or has any interest in any property used by the Company or its Subsidiaries, or has been involved in any such relationship or held such an interest within the past twelve months.

        4.18 Employees. Except as set forth on the attached Employee Schedule, none of the Company and its Subsidiaries has experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years. None of the Company and its Subsidiaries has committed any unfair labor practice. Except as set forth on the Employee Schedule, neither the Company nor any Subsidiary has received any written notice regarding an organizational effort by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries, and to the Company's knowledge, no such organizational effort is presently being made or threatened. Except as set forth on the Employee Schedule, to the Company's knowledge, there is no employment-related charge, complaint, grievance, investigation or inquiry of any kind pending or threatened in any forum relating to an alleged violation or breach by the Company (or its agents) of any law, regulation or contract.

        4.19 Brokerage. Except for the fees and expenses of SunTrust Robinson Humphrey, Leeds Weld & Co. and J.W. Childs Associates, Inc. and their respective Affiliates, and except as set forth on the Brokerage Schedule, there are no claims against the Company or any of its Subsidiaries for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement, or any other transaction, and neither the Company nor any of its Subsidiaries has any liability or obligation to pay any such fees, except for the fees of SunTrust Robinson Humphrey, all of which fees shall be paid by the Company and its Subsidiaries on or prior to the Closing Date. Except as set forth on the Brokerage Schedule, neither Buyer nor any Affiliate of Buyer (including, after the Closing, the Company and its Subsidiaries) has or shall have any liability or otherwise suffer or incur any Losses as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by, or on behalf of, the Company in connection with any of the transactions contemplated by this Agreement or any other transaction

(including, without limitation, SunTrust Robinson Humphrey, Leeds Weld & Co. and J.W. Childs Associates, Inc. and their respective Affiliates).

        4.20  Regulatory Compliance.
              ---------------------

              (a) The attached Accreditations, Licenses and Permits Schedule contains a complete and accurate statement of the Accreditations, Licenses and Permits granted to the Company, its Subsidiaries and the Institutions, the date each Accreditation, License or Permit was last granted and the current term of each Accreditation, License or Permit. Each Accreditation, License and Permit set forth in the Accreditations, Licenses and Permits
Schedule is in full force and effect, and is a valid, binding and enforceable obligation by or against the Company, its Subsidiaries and the Institutions, as applicable. No event has occurred that limits or, with the giving of notice or the passage of time, or both, would limit the legal effect or validity of such Accreditation, License or Permit. No action or proceeding for the suspension or cancellation of any Accreditation, License or Permit is pending or, to the Company's knowledge, is threatened, and there are no material facts, circumstances or omissions concerning the Company, its Subsidiaries or the Institutions that would likely lead to any such action or proceeding. Each Institution has received and maintained without interruption, in all material respects, all necessary Accreditations, Licenses and Permits for each Institution's operation and receipt of all student financial assistance including those Accreditations, Licenses and Permits required for each Institution to offer educational programs, and to offer student financial assistance, including Title IV Program Funds, to the students enrolled in such educational programs.

              (b) Except as set forth on the Accreditations, Licenses and Permits Schedule, neither the Company, any of its Subsidiaries nor any of the Institutions is on probation or warning or is in material violation of any of the terms or conditions of any of the Accreditations, Licenses and Permits or has received notice that any of the Accreditations, Licenses and Permits will not be renewed and, to the Company's knowledge, there is no basis for nonrenewal of any of the Accreditations, Licenses and Permits.

              (c) U.S. Department of Education Certification and Eligibility.

              (i) Seller has provided Buyer with a copy of each Institution's most recent DOE Application for Institutional Participation in Programs
Under the Higher Education Act of 1965, as amended (the "Higher
Education Act"), and Institutional Eligibility and Certification for
Title IV Student Financial Aid.  Each Institution is certified by the
DOE as, and meets the criteria to be, an eligible institution under Title IV, pursuant to 20 U.S.C. S. 1002 and 34 C.F.R. SS. 600.51-600.57,
and is a party to, and in compliance with, a valid program participation agreement with the DOE. To the Company's knowledge, neither Institution is subject to any limitation, suspension or termination proceeding, or subject to any other action or proceeding by the DOE that would likely result in the loss of certification or eligibility or a liability or fine. Except as set forth on the DOE Compliance Schedule, to the Company's knowledge, there are no facts, circumstances, or omissions concerning either Institution that would lead to such an action by the DOE.

              (ii) The Company has accurately disclosed to the DOE the ownership of each Institution to the extent, and in the manner, required by DOE regulations.

              (iii) Except as set forth on the DOE Compliance Schedule, to the Company's knowledge, each Institution is in material compliance with all rules, regulations and requirements established by the DOE pertaining to its eligibility and participation in Title IV of the Higher Education Act. Except as set forth on the DOE Compliance
Schedule, to the Company's knowledge, there are no facts, circumstances, or omissions concerning either Institution that would likely result in a finding of material non-compliance with regard to such rules, regulations and requirements. Without limiting the foregoing:

                    (A) Except as set forth on the DOE Compliance Schedule,
              each Institution materially satisfies the DOE standards of financial responsibility, as set forth at 34 C.F.R. S. 668.171-175, and administrative capability, as set forth at 34 C.F.R.
              S. 668.16, including all requirements pertaining to satisfactory academic progress. Further, each program offered by the Institutions is an eligible program in accordance with the requirements of 34 C.F.R. S. 668.8.

                    (B) Except as set forth on the DOE Compliance Schedule,
              each Institution provides refunds substantially in accordance with applicable governmental and regulatory refund policies and as required pursuant to 34 C.F.R. S. 668.22.\

                    (C) Neither Institution received for the fiscal year
              ending December 31, 2002, greater than ninety percent (90%) of its revenues from Title IV or other federal student financial aid funds and each Institution satisfies the requirements regarding tuition revenue established by the DOE as set forth at 34 C.F.R.
              S. 600.5. The Department of Education Schedule contains a correct statement of each Institution's percentage of revenue from such federal funding sources.

                    (D) The cohort default rates published by the DOE for
              fiscal years 1999 and 2000 for each Institution are listed on the Department of Education Schedule. Based on the preliminary cohort default rates supplied by the DOE for fiscal year 2001, neither Institution will have cohort default rates attributed to it of 25% or over for three consecutive years and neither Institution could be declared ineligible to participate in Federal Family Education Loan ("FFEL") programs.

              (d) Notwithstanding anything to the contrary in Sections 4.01, 4.02, 4.12, 4.15 or any other provision of this Agreement, the representations and warranties in this Section 4.20 are the sole and exclusive representations and warranties with respect to any matters relating to the regulatory compliance matters covered by this Section 4.20 (including, without limitation, all matters relating to Necessary Regulatory Authorities and related regulations).

        4.21 Undisclosed Liabilities. Except as set forth on the attached Liabilities Schedule, neither the Company nor any of its Subsidiaries has any liabilities required to be set forth on a balance sheet prepared in accordance with GAAP except for (i) liabilities reflected or reserved against in the Latest Balance Sheet, (ii) current liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (iii) liabilities incurred after the date hereof and expressly permitted by Section 6.01.

        4.22 Claims Against Officers and Directors. There are no pending or, to the Company's knowledge, threatened claims against any director or officer of the Company or any Subsidiary which could reasonably be expected to give rise to any claim for indemnification against the Company or any Subsidiary.

        4.23 Improper Payments. Except as set forth on Improper Payments Schedule, none of the Company, any Subsidiary or any director or officer of the Company or any Subsidiary (acting on behalf of and in such Person's capacity as a director or officer of the Company or any Subsidiary), nor, to the Company's knowledge, any Person acting on behalf of any them, has: (a) to the Company's knowledge, made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person during the last five years or (b) made any improper payments (as defined in the United States Foreign Corrupt Practices Act).

        4.24 Prior Operations. During the last five years, neither the Company nor any Subsidiary has carried on any trade or business, other than the business in which it is currently engaged and other education-related businesses, and neither has held any assets or incurred any liabilities, other than with respect to its current business or other education-related businesses.

        4.25  Disclosure.  The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF BUYER
                 ---------------------------------------

              Buyer represents and warrants to the Sellers and the Company that:

        5.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. On the Closing Date, each of DelCo and BarbCo will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to and perform its obligations hereunder.

        5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action (including corporate action), and no other corporate proceedings on its part are necessary to authorize its execution, delivery or performance of this Agreement. On the Closing Date, the consummation of the transactions contemplated hereby by each of DelCo and BarbCo shall be duly and validly authorized by all requisite action and no other proceedings on its part are necessary to authorize its performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

        5.03 No Breach. Buyer is not subject to or obligated under its certificate of incorporation, its bylaws or similar organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        5.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act and the matters set forth on the Filings Schedule, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and after incorporation, neither DelCo nor BarbCo shall be required to submit any notice, report or other filing with any governmental authority in connection with the consummation of the transactions contemplated hereby. Except for the matters set forth on the Filings Schedule, no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained (i) by Buyer in connection with its execution, delivery and performance or consummation of this Agreement or (ii) after incorporation, by DelCo or BarbCo in connection with the performance or consummation of the transactions contemplated hereby. Buyer is not, and after incorporation, neither of DelCo or BarbCo will be, subject to any outstanding judgment, order or decree of any court or governmental body which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own the Shares.

        5.05 Litigation. There are no actions, suits or proceedings pending or, to Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

        5.06 Brokerage. Except for the fees and expenses of Credit Suisse First Boston Corporation, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or any other transaction based on any arrangement or agreement made by or on behalf of Buyer. No Seller nor any Affiliate of any Seller has or shall have any liability or otherwise suffer or incur any Losses as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by Buyer in connection with any of the transactions contemplated by this Agreement or any other transaction (including, without limitation, Credit Suisse First Boston Corporation).

        5.07 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, assignment, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

        5.08 Financing. Subject to the terms and conditions of the Commitment Letter (as defined below), Buyer shall have at the Closing sufficient cash and committed credit facilities to make the payments required to be made by it in connection with the transactions contemplated hereby (including the repayment of Indebtedness pursuant to Section 1.04(f) and payment of any purchase price adjustment pursuant to Section 1.06) and to pay all of its related fees and expenses, and has obtained a financing commitment letter (together with the term sheets, annexes and appendices, the "Commitment Letter"), a true, correct and complete copy (other than redacted portions of the Fee Letter) of which has been provided to Sellers, providing for, subject to those conditions set forth therein, commitments to provide all funds necessary to consummate the transactions contemplated hereby. Buyer has no reason to believe that the conditions set forth in the Commitment Letter will not be satisfied, and Buyer has not made any material misrepresentation or omitted to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in connection with obtaining such Commitment Letter. There are no conditions to the financing contemplated by the Commitment Letter other than those set forth in the Commitment Letter and the market flex language contained in the Fee Letter. Buyer has paid all fees currently owed by Buyer and its affiliates under the Commitment Letter and the Fee Letter. Buyer has not entered into any other agreements, commitments, side letters or other agreements with Bank of America, N.A., Banc of America Securities LLC, any of their affiliates or any other lenders solely in connection with the transactions contemplated by this Agreement or the financing contemplated by the Commitment Letter other than the Commitment Letter and its related documents.

        5.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

        5.10 Regulatory Qualifications. To Buyer's knowledge, there are no facts or circumstances attributable to Buyer that would likely cause the DOE, or any other Necessary Regulatory Authority, whose authorization, consent or similar approval is required in connection with the transactions contemplated by this Agreement, to refuse to deliver such authorization, consent or similar approval.

                                ARTICLE VI

                          PRE-CLOSING COVENANTS
                          ---------------------

        6.01  Conduct of the Business.
              -----------------------

              (a) From the date hereof until the Closing Date, the Company shall carry on its and its Subsidiaries' businesses in the ordinary course of business consistent with past practice (including, without limitation, with respect to capital expenditures), except (i) as otherwise provided in the Schedule of Permitted Exceptions or (ii) if Buyer shall have consented in advance in writing, which consent will not be unreasonably withheld or delayed; provided that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness prior to the Closing.

              (b) Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise provided for by this Agreement or in the Schedule of Permitted Exceptions or consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, the Company shall not, and shall not permit any Subsidiary to, (i) issue or sell any shares of its or any Subsidiary's capital stock, (ii) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any shares of its or any Subsidiary's capital stock, (iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (iv) amend its or any Subsidiary's certificate or articles of incorporation or bylaws or equivalent organizational documents or (v) take any action or enter into any transaction described in Section 4.06 (except for the first part of clause
(f) thereof).

        6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives ("Buyer's Representatives") with full access at all reasonable times and upon reasonable notice to the offices, properties, personnel, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries. From the date hereof until the Closing Date, the Company shall provide Buyer with monthly financial statements that the Company prepares in the ordinary course of business consistent with past practice, on or about each date on which such financial statements are completed and provided to representatives of the Company's stockholders. Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated November 19, 2002, with the Company (the "Confidentiality Agreement").

        6.03 Consents and Approvals; Regulatory Filings. The Company shall use its reasonable best efforts to obtain the consents and approvals identified with an asterisk on the Authorization Schedule. The Company shall make or cause to be made all filings and submissions under the HSR Act and any other material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein, except for filings and submissions with Necessary Regulatory Authorities (which are governed exclusively by Section 11.07). The Company shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing.

        6.04 Conditions. The Company shall use its reasonable best efforts to cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein; provided that none of the Company, any Subsidiary or any Seller shall be required to expend any funds to obtain any governmental consents described in Section 2.01(c).

        6.05 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, neither the Company, nor any of its Subsidiaries, nor any Seller shall take or permit any other Person (including the Company or any of its Subsidiaries) on its behalf to take, and the Company shall not, directly or indirectly:

        (a) (i) solicit, engage or facilitate any inquiries, proposals or offers from or with, (ii) respond to any inquiries, proposals or offers relating to, (iii) participate in discussions or negotiations with, or (iv) encourage or continue any discussions or negotiations which have been undertaken heretofore with, in each case, any person or entity (other than Buyer and its advisors) concerning any acquisition, disposition, merger, business combination, consolidation, recapitalization, liquidation, dissolution or similar transaction or sale of securities or assets which could result in the sale of all or any portion of the Company or any of its Subsidiaries (including all or any portion of the capital stock of the Company or any of its Subsidiaries) to a person other than Buyer (collectively, a "Prohibited Transaction");

        (b) provide any non-public or confidential information to any person (other than Buyer and its advisors) in furtherance of any Prohibited Transaction (except and to the extent required by applicable law (including, without limitation, pursuant to or in connection with a legal proceeding or an investigation by a governmental authority));

        (c) approve, or propose to approve, any proposal or offer relating to any Prohibited Transaction, or execute or enter into any agreement with respect to any Prohibited Transaction; or

        (d) agree or commit to do any of the foregoing.

        6.06 Notification. From the date hereof until the Closing Date, the Company shall disclose to Buyer in writing in reasonable detail promptly after coming to the Company's knowledge or the knowledge of the Stockholder Representatives (a) any fact or event that causes or constitutes a material breach of any of the representations or warranties contained in Article III and Article IV, as applicable, made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or event that would cause or constitute a material breach of (i) any of the representations or warranties contained in Article III and Article IV, as applicable, had such representation or warranty been made as of the time of the occurrence or discovery of such fact or event or (ii) any of the covenants in this Agreement made by the Company or the Sellers. Notwithstanding any provision in this Agreement to the contrary, unless Buyer provides the Company or the Stockholder Representatives with a termination notice pursuant to Section
8.01 within five business days after delivery by the Company of a notice pursuant to this Section 6.06, Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Sections 2.01(a) and 2.01(b) hereof. Subject to the preceding sentence, no information provided to Buyer pursuant to this Section 6.06 shall be deemed to cure any misrepresentation or breach of any representation, warranty or covenant made in this Agreement; provided, however, that if the Closing does occur, information provided to Buyer pursuant to clause (b) above shall be effective to cure and correct for all purposes any breach of any representation, warranty or covenant made as of the Closing Date which would have existed hereunder by reason of such fact or event, and Buyer shall not have any claim (whether for indemnification or otherwise) against the Company or Sellers as a result of such fact or event.

        6.07 Regulation S-X. At or prior to Closing, the Company shall have prepared and provided to Buyer financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000 that comply with Regulation S-X promulgated by the United States Securities and Exchange Commission (it being agreed that the expenses incurred in connection with causing the foregoing financial statements to be Regulation S-X compliant shall be paid by Buyer). Buyer shall provide the Company with such assistance and information as the Company reasonably requests from time to time in connection with preparing such financial statements.

        6.08 Termination of Expense Reimbursement. From and after the Closing, the Company shall have no obligation to pay the fees or otherwise indemnify any Seller for any damages, settlements, fees or expenses incurred by any Seller arising out of the litigation described in the item marked with an asterisk on the Affiliated Transactions Schedule.

                                ARTICLE VII

                            COVENANTS OF BUYER
                            ------------------

        7.01 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company to, provide the Stockholder Representatives, the Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Stockholder Representatives, Buyer shall not permit the Company or its Subsidiaries, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Stockholder Representatives and offering to surrender to the Stockholder Representatives (on behalf of the Stockholders) such books and records or such portions thereof.

        7.02 Notification. From the date hereof until the Closing Date, Buyer shall disclose to the Company and the Stockholder Representatives in writing in reasonable detail promptly after coming to Buyer's knowledge (a) any fact or event that causes or constitutes a material breach of any of the representations or warranties contained in Article V made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or event that would cause or constitute a material breach of (i) any of the representations or warranties contained in Article V, had such representation or warranty been made as of the time of the occurrence or discovery of such fact or event or (ii) any of the covenants in this Agreement made by Buyer. No information provided to the Company or the Stockholder Representatives pursuant to this Section 7.02 shall be deemed to cure any misrepresentation or breach of any representation, warranty or covenant made in this Agreement; provided, however, that if the Closing does occur, information provided to the Stockholder Representatives pursuant to clause (b) above shall be effective to cure and correct for all purposes any breach of any representation, warranty or covenant made as of the Closing
Date which would have existed hereunder by reason of such fact or event, and the Sellers shall not have any claim (whether for indemnification or otherwise) against Buyer as a result of such fact or event. From the date hereof until the Closing Date, if, to Buyer's knowledge, (x) any of the representations and warranties of the Sellers or the Company in this Agreement are not true and correct in all material respects, or (y) there are any material errors in, or omissions from, the schedules to this Agreement of Sellers or the Company, then, in each case, Buyer shall promptly notify the Stockholder Representatives thereof.

        7.03  Director and Officer Liability and Indemnification.
              --------------------------------------------------

              (a) For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company's or any of its Subsidiaries' certificate or articles of incorporation or bylaws (or equivalent organizational documents) relating to the exculpation or indemnification of any officers and directors (unless required by law), it being the intent of the parties hereto that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

              (b) For a period of six years after the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to, maintain director and officer liability insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company and its Subsidiaries prior to Closing comparable to the policy or policies maintained by Buyer for the benefit of the officers and directors of Buyer's subsidiaries.

        7.04 Regulatory Filings. Buyer shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, except for filings and submissions with Necessary Regulatory Authorities (which are governed exclusively by Section 11.07), and Buyer shall be responsible for all filing fees under the HSR Act and such other laws or regulations as are applicable to Buyer. Buyer shall coordinate and cooperate with the Company in exchanging such information and assistance as the Company may reasonably request in connection with all of the foregoing.

        7.05  Conditions.
              ----------

              (a) Buyer shall use its reasonable best efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein.

              (b) Buyer will promptly notify the Stockholder Representatives of any proposal by the lender named in the Commitment Letter to withdraw, terminate or make a material change in the amount of financing contemplated by, or the terms of, the Commitment Letter. In addition, upon the reasonable request of the Stockholder Representatives, Buyer shall advise and update the Stockholder Representatives with respect to the status, proposed closing date and material terms of the proposed financing. Buyer shall not consent to any amendment, modification or early termination of the Commitment Letter or the Fee Letter. As part of the transactions contemplated hereby, Buyer shall not enter into any agreement with the parties to the Commitment Letter, other than the Commitment Letter, the Fee Letter and the definitive documentation contemplated by the Commitment Letter. Buyer shall, and shall cause its Affiliates to, use all commercially reasonable efforts to (i) maintain the effectiveness of the Commitment Letter, (ii) cause the financing in the aggregate principal amount contemplated by the Commitment Letter to be available to Buyer on economic and other material terms no less favorable in the aggregate to Buyer than the terms reflected in the term sheets attached to the Commitment Letters and (iii) to the extent within Buyer's control, satisfy all funding conditions to the financing set forth in the definitive documentation with respect to the financing contemplated by the Commitment Letter. Buyer shall provide to the Stockholder Representatives promptly after the receipt thereof with any commitments of any lenders to participate in the financing contemplated by the Commitment Letter, including pursuant to any syndication efforts in connection therewith.

        7.06 Buyer's Solvency. Buyer shall deliver to the Sellers at the Closing a solvency certificate signed by Buyer, substantially in the form as delivered pursuant to the consummation of the transactions contemplated by the Commitment Letter, addressed to the Sellers and entitling the Sellers to rely thereon.

        7.07  Employee Benefits.
              -----------------

              (a) For vesting and eligibility purposes (but not benefit accrual purposes) under the employee benefit plans of Buyer and its Affiliates providing benefits after the Closing Date, each Non-Union Employee who is as of the Closing Date an employee of the Company or any of its Subsidiaries shall be credited with his or her years of service with the Company or its Subsidiary, as applicable, determined as of the Closing Date, to the same extent as such Non-Union Employee was entitled, before the Closing Date, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each employee benefit plan sponsored by Buyer and its Affiliates for the benefit of Non-Union Employees (such plans, collectively the "New Plans"), which provide medical, dental, pharmaceutical or vision benefits to any Non-Union Employee, Buyer shall cause such Non-Union Employee (and his or her covered dependents) to be given credit for his service with the Company and its Subsidiaries as of the Closing Date for purposes of satisfying all pre-existing condition exclusions and actively-at-work requirements, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Plan during the portion of the plan year in which the Closing Date occurs to be taken into account under a corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

              (b) Buyer has reviewed the Dominica Collective Bargaining Agreement presently in effect, and understands and acknowledges its obligations thereunder effective as of the Closing Date. Buyer shall cause the Company and its Subsidiaries to employ or continue to employ each Union Employee consistent with the Dominica Collective Bargaining Agreement at the wages and on the terms and conditions of employment as required by the Dominica Collective Bargaining Agreement. Additionally, Buyer acknowledges its obligation to continue the Plans and other benefit arrangements existing as of the Closing Date with respect to each Union Employee to the extent required by the Dominica Collective Bargaining Agreement. Buyer acknowledges that the Dominica Collective Bargaining Agreement may be extended or replaced after the date hereof and prior to Closing and further acknowledges that Buyer's obligations with respect to the Dominica Collective Bargaining Agreement (including, without limitation, as described in this Section 7.07(b)) will apply to any such extension or replacement; provided, however, that the Company shall provide Buyer information reasonably requested by Buyer from time to time regarding the Company's discussions with Union Employees or their representatives regarding the extension or replacement of the Dominica Collective Bargaining Agreement.

                                ARTICLE VIII

                                TERMINATION
                                -----------

        8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

              (a) by the mutual written consent of Buyer and the Stockholder Representatives (on behalf of the Sellers);

              (b) by Buyer, if there has been a violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented or made impossible, or would prevent or make impossible, the satisfaction of any condition to the obligations of Buyer at the Closing as set forth in Section 2.01, and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company or the Sellers within ten days after written notice thereof from Buyer;

              (c) by the Stockholder Representatives (on behalf of the Sellers), if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented or made impossible, or would prevent or make impossible, the satisfaction of any condition to the obligations of the Sellers at the Closing as set forth in
Section 2.02, and such violation or breach has not been waived by the Stockholder Representatives (on behalf of the Sellers) or, in the case of a covenant breach, cured by Buyer within ten days after written notice thereof by the Stockholder Representatives (provided that neither a breach by Buyer of Section 5.08 nor the failure of Buyer to deliver the consideration pursuant to Section 1.04 at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Stockholder Representatives); or

              (d) by either Buyer or the Stockholder Representatives (on behalf of the Sellers) if the transactions contemplated hereby have not been consummated by June 30, 2003; provided that neither Buyer nor the Stockholder Representatives shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person's (or the Company's or any Seller's, in the case of the Stockholder Representatives) knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

        8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Stockholder Representatives as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 3.05 (Brokers Fees), Section
4.19 (Brokerage), Section 5.06 (Brokerage), this Section 8.02 and Article XIII and the Confidentiality Agreement, which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Company or the Sellers to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination and claims of, or causes of action arising from, fraud.

                                ARTICLE IX

                             INDEMNIFICATION
                             ---------------

        9.01 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing as follows:

              (a) the representations and warranties in Section 3.01 (Authority), Section 3.02 (Execution and Delivery; Valid and Binding

Agreement), Section 3.04 (Ownership of Capital Stock), Section 3.05 (Brokers
Fees), Section 4.01 (Organization and Corporate Power), Section 4.02 (a) (Subsidiaries), Section 4.03(a) and (c) (Authorization; No Breach; Valid and Binding Agreement) and Section 4.19 (Brokerage) shall not terminate;

              (b) the representations and warranties in Section 4.08 (Tax Matters) shall survive the Closing and continue in full force and effect until 90 days after the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers), and the representations and warranties in Section 4.16 (Environmental, Health and Safety Matters) shall survive the Closing and continue in full force and effect until the expiration of eighteen months from the date hereof; and

              (c) all other representations and warranties in this Agreement shall terminate on the earlier of (x) 30 days after the date on which the audit of the consolidated financial statements for the Company and the Subsidiaries as of, and for the fiscal year ended, June 30, 2004 is delivered to Buyer and (y) October 31, 2004.

No claim for indemnification hereunder for breach of any such representations or warranties may be made after the expiration of the survival period applicable to such claims; provided that any representation or warranty in respect of which indemnity may be sought under Section 9.02 or under Section 9.03, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 9.01 if notice of breach or potential breach thereof giving rise to such right or potential right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time.

        9.02  Indemnification by the Sellers for the Benefit of Buyer.
              -------------------------------------------------------

              (a) Each Seller, severally and not jointly, shall indemnify Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries), and their respective officers, directors, partners, members, employees, agents, representatives and successors (collectively, the "Buyer Indemnified Parties") (it being understood that no Person shall be a Buyer Indemnified Party due solely to such Person holding any amount of Buyer's equity or debt securities) and save and hold them harmless against any loss, liability, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, penalty, fine, cost, obligation, Tax, Lien, fee, damage or expense, including court costs and reasonable attorneys' fees and expenses (collectively, "Losses"), which the Buyer Indemnified Parties may suffer or sustain resulting from, arising out of, or caused by: (i) any breach by such Seller of any representation or warranty made by it under Article III, or of the certification in the certificate delivered by the Stockholder Representatives (on behalf of the Sellers) to Buyer pursuant to Section 2.01(g)(ii) (solely as to the certification that the representations and warranties made by such Seller in Article III are true and correct in all material respects at and as of the Closing Date), and (ii) any nonfulfillment or breach of any covenant, agreement or other provision by such Seller.

              (b) The Sellers, severally and not jointly (pro rata according to each Seller's Common Percentage), shall indemnify the Buyer Indemnified Parties and save and hold them harmless against any Losses which the Buyer Indemnified Parties may suffer or sustain resulting from, arising out of or caused by: (i) any breach of any representation or warranty of the Company under Article IV, or of the certification in the certificate delivered by the Company to Buyer pursuant to Section 2.01(g)(i) (solely as to the certification that the representations and warranties made by the Company in
Article IV are true and correct in all material respects at and as of the Closing Date), (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Company prior to the Closing (other than Section 6.06), (iii) any breach of the covenants set forth in Section 11.03 (Tax Matters), (iv) any breach of the covenant in Section 6.06 (Notification) and
(v) the Seller Retained Actions; provided, however, that, except for claims for indemnification in respect of breaches of representations and warranties contained in Section 4.01 (Organization and Corporate Power), Section 4.02(a) (Subsidiaries), Section 4.03(a) and (c) (Authorization; No Breach; Valid and Binding Agreement), Section 4.08 (Tax Matters); Section 4.09(d) (St. Kitts Agreement) and Section 4.19 (Brokerage) (for which representations and warranties the Sellers shall be responsible for all Losses from the first dollar (subject to the Cap)), the Sellers shall have no liability under clause (i) or clause (iv) above, unless the aggregate of (x) all Losses relating thereto for which the Sellers would, but for this proviso, be liable exceed on a cumulative basis an amount equal to $1,500,000 (the "Deductible"), and then only to the extent such Losses exceed the Deductible; provided further that the Sellers' aggregate liability under clauses (i),
(iii) and (iv) above shall in no event exceed $47,500,000 (the "Cap").

              (c) Other than claims of, or causes of action arising from, fraud, this Section 9.02 constitutes Buyer's sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby including, without limitation, with respect to any breach of any representation, warranty or covenant of this Agreement. Other than claims of, or causes of action arising from, fraud, Buyer may not avoid the limitations on liability of the Sellers set forth in this Section 9.02 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

              (d) If Buyer, on behalf of the Company, has repaid the then outstanding balance of Indebtedness on the Closing Date as set forth on, and in accordance with, the Payoff Letters, then the Sellers, severally and not jointly (pro rata according to each Seller's Common Percentage), shall indemnify the Buyer Indemnified Parties and save and hold them harmless against any Losses which the Buyer Indemnified Parties may suffer or sustain resulting from, arising out of, or caused by the failure of any Payoff Letter to state accurately the amount required to be paid in order for such Indebtedness to be paid in full as of the Closing Date. The indemnification obligation of the Sellers in this Section 9.02(d) shall not be subject to the Deductible.

              <e) With respect to any claim for breach of any representation or warranty, the Sellers shall have no obligation to indemnify the Buyer Indemnified Parties from and against any Losses arising from the application by DOE of regulations that become effective after the Closing Date or arising from a new or revised interpretation and retroactive application by DOE after the Closing Date of regulations existing as of the Closing Date.

              (f) If a Seller is required to indemnify a Buyer Indemnified Party pursuant to this Agreement as a result of a breach of a representation, warranty or covenant by the Company, such Seller, on behalf of itself and its Affiliates, hereby generally, irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Company and its Subsidiaries, and each of their respective officers, directors, Affiliates, partners, members, employees, agents, representatives and successors from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each and every claim, demand, right, obligation, liability, action or cause of action of every kind and nature that such Seller may then have or may have in the future against each of the Company and its Subsidiaries, and each of their respective officers, directors, Affiliates, partners, members, employees, agents, representatives and successors, for the recovery of such Losses from any of the foregoing Persons; provided that nothing in this clause (f) shall constitute a waiver by such Seller of any claims for contribution, indemnification or otherwise against any other Seller.

              (g) If any Buyer Indemnified Party recovers any amount from any Seller in connection with such Seller's indemnification obligations under this Agreement (including, without limitation, amounts collected by such Buyer Indemnified Party from the Escrow Account), such Seller may, if such Seller believes in good faith that a claim may be made by the Company pursuant to the Recapitalization Agreement in connection with the claim giving rise to the indemnification payment made by such Seller under this Agreement, request the Stockholder Representatives in writing to request that the Company, at such Seller's expense, seek indemnification under the Recapitalization Agreement in connection with such claim. Promptly after receiving such a written request, the Stockholder Representatives shall request the Company in writing to seek such indemnification. Promptly after the Company receives any such request, (i) Buyer shall promptly cause the

Company to pursue such indemnification claim under the Recapitalization Agreement and to take all reasonable actions in furtherance thereof, (ii) Buyer, the Stockholder Representatives and such Seller shall reasonably cooperate in connection therewith (iii) and such Seller shall promptly pay the expenses of the Company incurred in connection therewith upon receipt from the Company of reasonable evidence of such expenses. Such Seller shall provide the Company with such documents and information as the Company shall reasonably request in order to pursue such indemnification. If the Company recovers any amounts under the Recapitalization Agreement pursuant to such indemnification claim, the Company shall pay such amounts to the Stockholder Representatives, less any expenses incurred by the Company in connection with the pursuit of such indemnification claim to the extent that such expenses were not previously reimbursed to the Company by or on behalf of such Seller, and the Stockholder Representatives shall promptly distribute such net amount to the applicable Seller.

        9.03 Indemnification by Buyer for the Benefit of the Sellers. Buyer shall indemnify the Sellers and their officers, directors, partners, members, employees, agents, representatives and successors (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which the Seller Indemnified Parties may suffer or sustain, as a result of: (a) any breach of any representation or warranty of Buyer under this Agreement, (b) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer, (c) any claim or suit against any of the Seller Indemnified Parties under the Worker Adjustment Retraining and Notification Act or any Legal Requirement which relates to actions taken by Buyer or the Company or its Subsidiaries at any time after the Closing Date with regard to any site of employment or one or more facilities or operating units within any site of employment of the Company or its Subsidiaries, (d) any claims by any employee of the Company or its Subsidiaries against any of the Seller Indemnified Parties relating to any breach or violation of, or noncompliance with (i) any employment agreement or contract or similar arrangement between the Company or its Subsidiaries on the one hand, and such employee, on the other, or (ii) or any other bonus or incentive or similar plan or arrangement, in each case, if and to the extent that the breach, violation or noncompliance giving rise to such claims occur after the Closing Date and (e) any claim or suit brought against any of the Seller Indemnified Parties at any time on or after the Closing Date relating to actions taken by Buyer or the Company or its Subsidiaries, in each case, at any time after the Closing Date, other than any claim or action by Buyer pursuant to Section 9.02 relating to any breach by any of the Seller Indemnified Parties, and other than any claim or action to the extent that the Sellers are, or would be, obligated to indemnify Buyer under Section 9.02. The indemnification paid for the benefit of each Seller will be determined pro rata based upon the Common Percentages.

              (b) Other than claims of, or causes of action arising from, fraud, this Section 9.03 constitutes each Sellers' sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby including, without limitation, with respect to any breach of any representation, warranty or covenant of this Agreement.

        9.04  Manner of Payment; Release.
              --------------------------

              (a) Any indemnification of the Buyer Indemnified Parties pursuant to Section 9.02 shall be paid on a several and not joint basis and shall be effected as follows: (i) first, so long as funds remain in the Escrow Account, payment shall be made from the Escrow Account on behalf of the Sellers in accordance with the Escrow Agreement, and, (ii) thereafter, by wire transfer of immediately available funds from the applicable individual Seller to an account designated by Buyer within 15 days after the determination thereof. Any indemnification of the Seller Indemnified Parties pursuant to Section 9.03 shall be effected by wire transfer of immediately available funds to an account designated by the Stockholder Representatives within 15 days after the determination thereof (which amount shall be promptly distributed to the Sellers pro rata based upon each Seller's Common Percentage). Each indemnification payment made pursuant to this Article IX shall, with respect to the Seller making or receiving such indemnification payment and Buyer, be deemed to be an adjustment to the Common Share Proceeds (or, to the extent such Seller has no Common Share Proceeds, the Final Option Proceeds) of such Seller.

              (b) Notwithstanding anything herein to the contrary, if any indemnification due pursuant to Section 9.02(a) is satisfied from funds in the Escrow Account (a "Seller Escrow Indemnification Claim"), the Stockholder Representatives may equitably adjust distributions to the Sellers from the Holdback Amount and from the Escrow Account (pursuant to the terms of the Escrow Agreement) so that each Seller liable for a Seller Escrow Indemnification Claim bears the full liability for such Seller's indemnification obligations. After the Holdback Amount and the Escrow Account have been depleted, if the distributions in connection with the Holdback Amount and Escrow Account were not sufficient, with respect to each Seller Escrow Indemnification Claim, to compensate each Seller other than the indemnifying Seller in connection with such claim (such that only the applicable indemnifying Seller bore the liability in connection with such claim), then, such indemnifying Seller shall indemnify each other Seller for distributions from the Escrow Account forgone by each other Seller due to payments made to satisfy such Seller Escrow Indemnification Claim (to the extent that such foregone distributions were not otherwise satisfied by an equitable adjustment to the distribution of the Holdback Amount).

              (c) Effective as of the Closing, (i) Buyer and each Buyer Indemnified Party hereby waives against each Seller Released Party, on behalf of such releasing party's predecessors, successors, executors, administrators, heirs, estate, and past, present and future assigns, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or they may have against the Seller Released Parties arising under or based upon, directly or indirectly, any circumstance, contract or other agreement (whether express, implied, oral or written), activity, action, omission, event, cause or matter occurring or existing on or before the Closing Date, in each case, arising out of such Seller Released Parties' actions or omissions as a stockholder, director, officer, employee or agent of the Company or its Subsidiaries, in connection with the Management Agreement or in connection with the transactions contemplated by this Agreement (including, without limitation, the negotiations thereof, but except as provided in clauses (x) and (y) below) and (ii) each Seller and each Seller Indemnified Party hereby waives against each Buyer Released Party, on behalf of such releasing party's predecessors, successors, executors, administrators, heirs, estate, and past, present and future assigns, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or they may have against the Buyer Released Parties arising under or based upon, directly or indirectly, any circumstance, contract or other agreement (whether express, implied, oral or written), activity, action, omission, event, cause or matter occurring or existing on or before the Closing Date in connection with the transactions contemplated by this Agreement (including, without limitation, the negotiations thereof, but except as provided in clauses (x) and (y) below), except, in the case of clauses (i) and (ii), for (x) any and all rights, claims and causes of action such releasing party may have under this Agreement and (y) any and all rights, claims and causes of action arising out of fraud.

        9.05 Defense of Third Party Claims. Any Person making a claim for indemnification under Section 9.02 or Section 9.03 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by Buyer representing the Deductible.

        9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02 or Section 9.03 shall be calculated net of
(i) any Tax Benefit actually received by the Indemnitee on account of such Loss and (ii) any insurance proceeds actually received by the Indemnitee on account of such Loss. If the Indemnitee actually receives a Tax Benefit after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee. For purposes hereof, "Tax Benefit" shall mean any actual reduction in Taxes payable or an actual refund of Taxes previously paid. The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee.

                                ARTICLE X

                       STOCKHOLDER REPRESENTATIVE
                       --------------------------

        10.01 Designation. Leeds Equity Partners III, L.P. and J.W. Childs Associates, Inc. (the "Stockholder Representatives") are hereby designated by each of the Sellers to serve as the representatives of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representatives.

        10.02 Authority. Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Stockholder Representatives as the agents, proxies and attorneys-in-fact for such Seller for all purposes of this Agreement (including, without limitation, the full power and authority on such Seller's behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Seller's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to receive (on behalf of the Sellers) and disburse any funds received hereunder or under the Escrow Agreement to such Seller and each other Seller; (iv) to execute and deliver the Escrow Agreement and to take the actions and consummate the transactions contemplated thereby; (v) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (vi) to execute and deliver on behalf of such Seller any amendment or waiver hereto or to the Escrow Agreement; (vii) to take all other actions to be taken by or on behalf of such Seller in connection herewith and in connection with the Escrow Agreement; (viii) to withhold funds delivered by Buyer at the Closing representing the Holdback Amount, to retain such Holdback Amount for such duration as the Stockholder Representatives shall determine in their sole discretion and to use the funds constituting the Holdback Amount to satisfy expenses and obligations of the Sellers including, but not limited to, the Seller Expenses and (ix) to do each and every act and exercise any and all rights which such Seller of the Sellers collectively are permitted or required to do or exercise under this Agreement and the Escrow Agreement). Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representatives and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Stockholder Representatives (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
Delivery to the Stockholder Representatives of any amount, notice, document or instrument that is to be given, delivered or paid to any of the Sellers shall be deemed to be (and shall be effective as) delivery to such Sellers and Buyer shall have no further obligation or responsibility with respect thereto.

        10.03 Authority; Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Stockholder Representatives, on behalf of Sellers, pursuant to Section 10.02 above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Stockholder Representatives, as the Stockholder Representatives, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Stockholder Representatives against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholder Representatives in connection with any action, suit or proceeding to which the Stockholder Representatives are made a party by reason of the fact they are or were acting as the Stockholder Representatives pursuant to the terms of this Agreement.

        10.04 Exculpation. The Stockholder Representatives shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Stockholder Representatives shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Stockholder Representatives shall not be relieved of any liability imposed by law for willful misconduct. The Stockholder Representatives shall not be liable to the Sellers for any apportionment or distribution of payments made by the Stockholder Representatives in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Stockholder Representatives shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Stockholder Representatives nor any agent employed by them shall incur any liability to any Seller by virtue of the failure or refusal of the Stockholder Representatives for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

        10.05 Action by the Stockholders Representatives. Any actions or decisions required or permitted to be taken or made by the Stockholder Representatives pursuant to this Agreement (each a "Stockholder Representative Action") shall be taken in accordance with the provisions of this Section 10.05. Prior to taking any Stockholder Representative Action, the Stockholder Representatives shall have mutually agreed in writing on the manner in which the applicable Stockholder Representative Action will be taken and shall designate either Stockholder Representative (the "Designated Stockholder Representative") to act on behalf of the Stockholder Representatives with respect to such Stockholder Representative Action. Once the conditions in the immediately preceding sentence have been satisfied, the Designated Stockholder Representative shall take the applicable Stockholder Representative Action in the agreed manner. Buyer shall be entitled to rely, in good faith and as provided in Section 10.03, upon the actions taken by either Stockholder Representative in taking any Stockholder Representative Action.

                                ARTICLE XI

                   ADDITIONAL COVENANTS AND AGREEMENTS
                   -----------------------------------

        11.01 Disclosure Generally. All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules. Except for the Liens Schedule, the Taxes Schedule, the Litigation Schedule, the Environmental Schedule and the Liabilities Schedule (which shall be the only schedules applicable to the subject matter thereof), any item or matter required to be disclosed on a particular schedule pursuant to this Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another schedule under this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

        11.02 Acknowledgment by Buyer. Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations, warranties and covenants of the Company and the Sellers expressly and specifically set forth in this Agreement, including the schedules. SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE COMPANY AND THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND THE

SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS. No claim shall be brought or maintained by the Company, its Subsidiaries or Buyer or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, its Subsidiaries, the Sellers or any direct or indirect equityholder of the Sellers, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Sellers set forth or contained in, this Agreement or any certificate delivered hereunder, except to the extent provided in Section 9.02 herein and except for knowing or willful breaches of this Agreement (but only if claims related to such breaches are made after a proper termination of this Agreement pursuant to
Section 8.01(b)) and claims of, or causes of action arising from, fraud (and in the event of such fraud, such recourse shall be brought or granted solely against the Person or Persons committing such fraud).

        11.03 Tax Matters.
              -----------

              (a) Responsibility for Filing Tax Returns. Subject to Section 11.03(d), Buyer shall timely prepare and file or send (or cause to be timely prepared and filed or sent) all Tax Returns for the Company and its Subsidiaries required to be filed for all taxable periods ending prior to or including the Closing Date which have not yet been filed as of the Closing Date and shall timely pay (or cause to be timely paid) all Taxes due with respect to such Tax Returns, provided, however, that, subject to the Cap, Sellers shall reimburse Buyer (in the manner set forth in Section 9.04(a)) for the pre-Closing portion of such Taxes shown on such Tax Returns to the extent the pre-Closing portion of such Taxes exceeds the amount (if any) accrued, provided, or otherwise reserved for on the Final Working Capital Statement with respect to such Tax Returns. The pre-Closing portion of Taxes for any Tax Return for any Tax period that includes the Closing Date shall be determined by closing the books of the Company and its Subsidiaries as of the end of the day prior to the Closing Date and, for the avoidance of doubt, calculated without taking into account any item of income, gain, loss or deduction attributable to the transactions contemplated by this Agreement (including the transactions described in Section 1.01(a) of this Agreement). At least 30 days prior to the date on which each such Tax Return is due (including extensions), Buyer shall submit such Tax Return to the Stockholder Representatives for the Stockholder Representatives' comment. If the

Stockholder Representatives reasonably expect that the filing of such Tax Return, as prepared by Buyer, will adversely affect the Tax liability, the amount received under this Agreement or the indemnification obligation, in each case, of any Seller, the Stockholder Representatives shall, within 10 business days of receipt of such Tax Return, give notice to Buyer of their objection and provide final written comments on such Tax Return. If the parties cannot resolve any disputes with respect to the Stockholder Representatives' written comments within 5 business days of receipt thereof, the dispute shall be submitted to the Independent Auditor for resolution. If the Independent Auditor cannot resolve any differences between the Stockholder Representatives and Buyer with respect to such Tax Return or calculation at least 5 business days prior to the due date of such Tax Return, such Tax Return shall be filed as prepared by Buyer, and, thereafter, to the extent the Independent Auditor resolves such dispute in a manner which would require the amendment of such Tax Return, such Tax Return shall be amended in a manner consistent with such resolution. Promptly upon resolution by the Independent Auditor and the filing of an amended Tax Return, the liability of the Sellers and Buyer for Taxes with respect to such Tax Return shall be redetermined in a manner consistent with the provisions of this Section 11.03, and any payments made between such parties prior to the filing of such amended Tax Return shall be appropriately adjusted to reflect such redetermination. The determination by such Independent Auditor shall be final and binding on both the Buyer and the Sellers. The fees and expenses of the Independent Auditor shall be borne one-half by the Buyer and one-half by the Sellers.

              (b) Transfer Taxes. Any real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax incurred as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes shall be paid one-half by Buyer and one-half by Sellers. The Sellers and Buyer agree to cooperate with respect to the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably necessary to complete such returns. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

              (c) Cooperation. Sellers and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, resolving all disputes and audits with respect to all taxable periods relating to Taxes and obtaining necessary signatures of the Company and its Subsidiaries.

              (d) The Sellers shall, except as limited below, control audits, examinations or other proceedings (each, a "Tax Proceeding") with respect to Tax Returns of the Company or its Subsidiaries for Tax periods ending on or before the Closing Date (whether or not such Tax Returns are filed before or after the Closing Date), but only to the extent that any adjustment resulting from such Tax Proceeding would give rise to an indemnification obligation of Sellers under Section 9.02. The Sellers shall promptly notify Buyer of the commencement of any such Tax Proceeding and shall allow Buyer and its counsel to participate in such Tax Proceedings at Buyer's sole cost and expense. However, nothing in this Section 11.03(d) will require Buyer, the Company or any Subsidiary to make any claim or election, or take any action, that would increase any Tax liability for which Buyer has no claim against Sellers under this Agreement (unless the Deductible precludes such a claim) or that otherwise would have, in Buyer's reasonable judgment, an adverse effect on Buyer, the Company or any Subsidiary in any taxable period ending after the Closing Date.

              (e) Notwithstanding any other provision of this Agreement, Sellers shall have no obligation to indemnify Buyer for (i) any Taxes that result from the transactions described in Section 1.01(a) of this Agreement;
(ii) any Losses arising out of or caused by breach by any Seller of representations, warranties or covenants set forth in this Agreement where such breach would not have occurred but for the occurrence of the transactions described in Section 1.01(a) of this Agreement; (iii) any Transfer Taxes that result from the transactions described in Section 1.01(a) of this Agreement; and (iv) any Taxes accrued, provided or otherwise reserved for on the Final Working Capital Statement.

              (f) Notwithstanding any other provision of this Agreement, Buyer shall indemnify Sellers for any incremental Taxes imposed on the Sellers that result from (i) the transactions described in Section 1.01(a) of this Agreement in excess of Taxes that would have been imposed on the Sellers had the transaction described in Section 1.01(a) not occurred and instead the sale of the Company been structured as a transaction described in Section 1.01(b) of this Agreement and (ii) the failure of the Company to withhold FICA and FUTA Taxes upon the exercise of ISOs pursuant to Section 1.02(b) immediately prior to the Closing.

        11.04 Litigation Support. In the event and for so long as any party to this Agreement actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Company or any of its Subsidiaries, each of the other parties will reasonably cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available their personnel at reasonable times and on reasonable notice, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending
Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX hereof).

        11.05 Further Assurances. From time to time, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX of this Agreement), as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

        11.06 Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his, her, or its possession. In the event that any Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 11.06. If any Seller is, on the advice of counsel, compelled by law to disclose any Confidential Information, that Seller may disclose the Confidential Information; provided, however, that the disclosing Seller shall promptly notify Buyer of such disclosure. "Confidential Information" shall mean all of the information in the possession of such Seller that is currently treated by the Company or its Subsidiaries as confidential, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of this Agreement, (ii) was or is independently developed by a Seller without the use or knowledge of information provided by or on behalf of the Company or its Subsidiaries, or
(iii) is or becomes available to a Seller on a non-confidential basis from a source other than the Company or its Subsidiaries, provided that such source is not known to such Seller to be bound by a confidentiality or other agreement restricting disclosure or use of such information. Buyer acknowledges that (1) certain Sellers make investments from time to time in businesses in the for-profit education industry, (2) that representatives of such Sellers have in the past participated, and will in the future participate, in the management of such businesses and (3) that the use of general knowledge regarding such industry acquired by Sellers or their representatives before or during the Sellers' ownership of the Company shall not violate this Section 11.06.

        11.07 Regulatory Notifications and Approvals. From and after the date hereof, the parties hereto shall use their commercially reasonable efforts to make the notifications to, or to secure authorizations, consents or similar approvals from, as the case may be, the Necessary Regulatory Authorities as set forth in the Filings Schedule. The parties shall reasonably coordinate with each other regarding discussions with representatives of, and notifications to, the DOE. The parties hereto shall use their commercially reasonable efforts to make such notifications and requests for authorization, consent or similar approval, as applicable, in the following manner:

              (a) The filing of an application and other appropriate documents requesting the Dominica Medical Board's approval of the change of control shall be made no later than seven days from the date hereof;

              (b) The filing of the appropriate notification to, and request for acknowledgement of the change of ownership from, each of the Commonwealth of Dominica and the Commonwealth of St. Kitts-Nevis shall be made no later than seven days from the date hereof;

              (c) The filing of notifications to the New Jersey Board of Medicine, the New York Education Department, the California Medical Board and the Florida Commission on Independent Education shall be made no later than seven days from the date hereof;

              (d) The filing with the DOE of an application for pre-acquisition review of the change of ownership shall be made no later than seven days from the date hereof. Any additional documents or changes to the application for pre-acquisition review that are necessary to make the application a DOE Application, and that are required to notify the DOE that the Closing has occurred, shall be filed no later than ten days from the date of the Closing; and

              (e) To the extent such application was not previously filed with the DOE prior to Closing as part of the pre-acquisition review application required by Section 11.07(d) of this Agreement, the filing of the DOE Application shall be made no later than ten days from the date of the Closing.

        11.08 Seller Retained Actions.
              -----------------------

              (a) Subject to the limitations set forth herein, after the Closing, the Stockholder Representatives shall retain sole and absolute responsibility and control for the actions, claims and matters (the "Seller Retained Actions") identified on the Seller Retained Actions Schedule and the Stockholder Representatives shall keep Buyer reasonably informed as to the status of such matters.

              (b) Sellers shall be responsible for all legal fees and other costs, including costs of settlement or judgments, of the Company incurred in connection with the Seller Retained Actions after the Closing Date (including, without limitation, the costs incurred by the Company to make its employees available to the Stockholder Representatives and to provide documents and other support, but only to the extent that such costs were required to be incurred in order to made such employees available and to provide such documents and such other support).

              (c) The Stockholder Representatives shall have the sole power and authority to act on behalf of the Company in all matters with respect to the Seller Retained Actions (including, without limitation, the retaining and direction of legal counsel and approving and causing the filing of pleadings, briefs, and other documents on behalf of the Company, in each case, as is reasonably acceptable to Buyer), except that the Stockholder Representatives shall not settle such matters for non-monetary consideration which would have a material adverse effect on the Company or its Subsidiaries without the prior written consent of the Company, which consent shall not be unreasonably withheld. Buyer shall, and Buyer shall cause the Company to promptly execute and deliver all such documents and take all such actions in connection with the Seller Retained Actions as the Stockholder Representatives shall reasonably request.

              (d) Buyer, on the one hand, and the Stockholder Representatives (on behalf of the Sellers), on the other hand, shall each designate contact persons, each reasonably acceptable to the other party, as a primary point for communication between the parties and their representatives regarding the Seller Retained Actions. The Stockholder Representatives and counsel representing Sellers or any of its Affiliates may contact employees of the Company regarding the Seller Retained Actions as reasonably necessary. Buyer shall use its reasonable best efforts to cause the Company's employees to cooperate with the Stockholder Representatives' reasonable requests in connection with the Seller Retained Actions, including requests to provide documents and requests to conduct interviews. Buyer shall use its reasonable best efforts to cause the Company's employees to make themselves available for depositions and trial testimony upon the Stockholder Representatives' reasonable requests.

              (e) Buyer shall cause the Company to maintain in good condition and preserve all documentary information known or as reasonably should be known to be relevant to the Seller Retained Actions. Buyer shall cause the Company to make such documentary information available to the Stockholder Representatives upon reasonable request.

              (f) The parties agree and acknowledge that all information communicated or exchanged regarding a Seller Retained Action ("Retained Action Information") is communicated in confidence for the purposes of securing or communicating legal advice and representation on matters as to which the parties have a common interest, and therefore will be asserted to be subject to the work product doctrine, attorney-client privilege and contractual obligations of confidentiality.

              (g) The parties further agree that to preserve the confidentiality of Retained Action Information, neither party to this Agreement shall, without the prior written consent of the other, make such information available or communicate it in any way to any Person other than
(i) to their respective officers, directors or employees engaged in legal matters relating to a Seller Retained Action, (ii) to attorneys for the parties to this Agreement or the Company, (iii) to independent consultants or experts retained by the parties to this Agreement; (iv) disclosures required or appropriate in connection with the prosecution or defense of any Seller Retained Action; and (v) as required by law; provided, however, that Sellers agree to use commercially reasonable efforts to obtain confidential treatment of, and a protective order for, any proprietary information of the Company which Sellers believe it is required or appropriate to disclose pursuant to terms of subsection (iv). If any other Person requests or demands (by subpoena or otherwise) that Buyer or the Company produce Retained Action Information, the Buyer contact person(s) shall promptly notify the Sellers contact person(s) of such request or demand and Sellers, on behalf of the Company, and the Company shall have the right to assert all applicable privileges and protections.

              (h) If any Seller (a "Retained Action Seller") incurs any Loss resulting from, arising out of, or caused by any Seller Indemnified Action, each other Seller (an "Other Seller"), severally and not jointly (pro rata according to the ratio of each Other Seller's Common Percentage to the total of Common Percentages of all Other Sellers) shall indemnify such Retained
Action Seller for all such Losses.   Notwithstanding anything herein to the
contrary, the Stockholder Representatives may equitably adjust distributions to the Sellers from the Holdback Amount and from the Escrow Account (pursuant to the terms of the Escrow Agreement) to ensure that such Retained Action Seller receives the full amount to which such Retained Action Seller is entitled to be indemnified pursuant to this Section 11.08(h) and that each Other Seller bears the indemnification obligation for which each such Other Seller is obligated under this Section 11.08(h). If, for any reason, such Retained Action Seller is not indemnified in full out of the Holdback Amount or the Escrow Account, each indemnification under this Section 11.08(h) shall be effected by wire transfer of immediately available funds from the applicable Other Seller to an account designated by such Retained Action Seller.

                                ARTICLE XII

                                DEFINITIONS
                                -----------

        12.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

              "Accreditations, Licenses and Permits" means all certifications, accreditations, licenses, permits and other authorizations, including Program Participation Agreements, necessary to allow individuals enrolled in training programs conducted by the Institutions to qualify for educational loans, grants and other forms of student financial assistance from governmental agencies and other sources referred to in the catalogs and advertising literature of the Institutions, including, without limitation, all certifications, accreditations, licenses, permits and other authorizations necessary for the Institutions to participate in student financial aid programs administered by the DOE pursuant to Title IV.

              "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

              "Affiliated Group" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

              "Aggregate Closing Option Proceeds" means an amount equal to the aggregate of the Closing Option Proceeds for all Optionholders.

              "Aggregate Preferred Share Purchase Amount" means an amount equal to (i) the aggregate liquidation value of the Preferred Shares plus (ii) the aggregate accrued and unpaid dividends on the Preferred Shares determined as of the Closing Date in accordance with the provisions of the Company's certificate of incorporation.

              "Buyer Released Parties" shall mean each of the persons set forth on the Released Parties Schedule under the heading "Buyer Released Parties."

              "Buyer's Knowledge" means the actual knowledge, after due inquiry, of any of Daniel Hamburger Executive Vice President of Buyer; Marilynn J. Cason, Senior Vice President, Corporate Secretary and General

Counsel of Buyer; Norman M. Levine, the Senior Vice President and Chief Financial Officer of Buyer; or Gerald J. Wawrzynek, the Vice President of Buyer. With respect to the representation and warranty in Section 5.10, in addition to those persons listed in the preceding sentence, "Buyer's Knowledge" also means the actual knowledge of Sharon Thomas Parrott, the Vice President of External Relations and Regulatory Assurance of Buyer.

              "Cash" means cash and cash equivalents (including marketable securities and short term investments), determined on a consolidated basis, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Latest Balance Sheet.

              "Company's knowledge" means the actual knowledge, after due inquiry, of any of Timothy E. Foster, the Chairman and Chief Executive Officer of the Company; Neal S. Simon, the Secretary of the Company; John T. St. James, the Vice President, Treasurer and Chief Financial Officer of the Company; and Nancy Perri, the Dean of Clinical Science and Medicine. With respect to the representations and warranties in Section 4.16, in addition to those persons listed in the preceding sentence, the "Company's knowledge" also means the actual knowledge of any of G. Michael Shires, Executive Dean of the Veterinary School; Kristina Pueschel, Director of Administration and University Services for the Medical School; or Rob Parsons, Facilities Manager for the Medical School.

              "DOE" means the United States Department of Education.

              "DOE Application" means a "materially complete application" (as that term is defined at 34 C.F.R. S. 600.20(g)) for approval of the change of ownership and provisional extension of certification to participate in the Title IV HEA student financial assistance programs.

              "Dominica Agreement" means, collectively, (a) the agreement by and between the Government of the Commonwealth of Dominica and Ross University School of Medicine, Veterinary Medicine Ltd., dated October 28, 1998, and (b) the letter from Roosevelt Douglas, Prime Minister of Dominica, to Ross University School of Medicine, dated April 3, 2000.

              "Dominica Collective Bargaining Agreement" means the collective bargaining agreement covering the period from May 1, 2001 through April 30, 2003 between Ross University School of Medicine and the National Workers Union in Dominica, as amended from time to time.

              "Dominica Medical Board" means the Medical Board of the Ministry of Health and Social Security of the Commonwealth of Dominica.

              "Environmental, Health and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances, treaties and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law, concerning employee health and safety and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, hazardous substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and in effect.

              "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

              "Escrow Agent" means Bank One, National Association.

              "Escrow Amount" means $20,000,000.

              "Fee Letter" means that certain fee letter agreement, dated on or about the date hereof, among Buyer, Bank of America, N.A., Banc of America Securities LLC and any other parties thereto.

              "GAAP" means United States generally accepted accounting principles applied in a manner consistent with that used in preparing the Latest Balance Sheet.

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              "Indebtedness" means, without duplication, all obligations of the Company and its Subsidiaries for borrowed money set forth on the Indebtedness Schedule and any and all accrued interest, prepayment premiums or penalties related thereto.

              "Institutions" means the Ross University School of Medicine and the Ross University School of Veterinary Medicine.

              "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyright and copyrightable works; (iv) registrations and applications of any of the foregoing; (v) trade secrets, confidential information, know-how and inventions and (vi) computer software (including, without limitation, source code, executable code, data, databases and documentation).

              "Lien" means any claim, pledge, security interest, lien, charge, encumbrance or other restriction and limitation of any kind.

              "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

              "Management Agreement" means the Management Agreement by and among J.W. Childs Associates, L.P., Leeds Equity Advisors, Inc. and the Company.

              "Material Adverse Effect" and "Material Adverse Change" each means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, assets, financial condition, regulatory or tax status, results of operations or prospects of the Company and its Subsidiaries taken as a whole or on the ability of any party hereto to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, effect, event, occurrence, state of facts or development solely attributable to the announcement of the transactions contemplated by this Agreement (except to the extent that such adverse change, effect, event, occurrence, state of facts or development is directly related to regulatory approvals required hereunder or the regulatory or tax status of the Company or its Subsidiaries); (b) any adverse change, effect, event, occurrence, state of facts or development directly attributable to conditions affecting the industry in which the Company and its Subsidiaries participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operates; (c) any adverse change, effect, event, occurrence, state of facts or development directly attributable to a commencement of a war with Iraq, or other hostilities or armed hostilities involving Iraq or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP after the date hereof.

              "Necessary Regulatory Authorities" means the DOE, the Ministry of Health and Social Security of the Commonwealth of Dominica, the Commonwealth of St. Kitts-Nevis, the New York State Education Department, the New Jersey Board of Medicine, the California Board of Medicine and the Florida
Commission on Independent Education.

              "Non-Union Employee" means an employee of the Company or its Subsidiaries that is not a party to the Dominica Collective Bargaining Agreement, including any extensions or replacements thereof.

              "Payoff Letter" means a payoff letter from a holder of Indebtedness setting forth the amount required to pay all obligations under such Indebtedness in full, stating that all Liens placed by such holder on the assets of the Company and its Subsidiaries will be released upon the payment to such holder of such amount and confirming that such holder shall forthwith execute and deliver to the Company or its Subsidiaries (as applicable) any and all terminations and releases (including, without limitation, UCC-3 termination statements) necessary to evidence the foregoing release.

              "Permitted Liens" means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries; (ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which are not, individually or in the aggregate, significant;
(iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Owned Real Property or Leased Real Property, none of which materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company's and its Subsidiaries' businesses; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property or Leased Real Property which do not create rights or easements which underlie any improvements, and which do not materially impair the occupancy or use of the Owned Real Property or Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company's and its Subsidiaries' businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property, which matters do not create rights or easements which underlie any improvements and which do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used; (vii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation;
(viii) purchase money liens and liens securing rental payments under the capital lease arrangements marked with an asterisk on the Leased Real
Property Schedule; and (ix) notice filings in connection with the operating leases.

              "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
"Preferred Share Purchase Amount" means, with respect to each Preferred Share, an amount equal to (i) the liquidation value of such Preferred Share as stated in the Company's certificate of incorporation plus
(ii) the accrued and unpaid dividends on such Preferred Share determined as of the Closing Date in accordance with the provisions of the Company's certificate of incorporation.

              "Princess Margaret Hospital Agreement" means that certain Agreement between Ross University and the Commonwealth of Dominica dated as of August 8, 1996.

              "Recapitalization Agreement" means that certain Recapitalization Agreement, dated as of April 13, 2000, by and among the Company, the Ross University School of Medicine, Ross University School of Medicine School of Veterinary Medicine (St. Kitts) Limited, Dr. Robert Ross, Leeds Equity Partners III, L.P., J.W. Childs Equity Partners II, LP and the "Investor Representatives" identified therein.

              "Seller Expenses" means all fees and expenses payable to SunTrust Robinson Humphrey, Kirkland & Ellis, Ernst & Young, Drinker Biddle & Reath
LLP and counsel in St. Kitts and Dominica in connection with the transactions contemplated by this Agreement and certain fees and expenses payable to Leeds Weld & Co. and J.W. Childs Associates, Inc. and their respective Affiliates at Closing.

              "Seller Released Parties" shall mean each of the persons set forth on the Released Parties Schedule under the heading "Seller Released Parties."

              "Subsidiaries" means RUMI; RUSI; Ross University School of Medicine, a private company limited by shares organized under the laws of Dominica; and Ross University School of Medicine School of Veterinary Medicine (St. Kitts) Limited, a private company limited by shares organized under the laws of St. Kitts-Nevis and includes, after the Closing, each successor to each of the foregoing.

              "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing (or the non-payment of the foregoing); the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).

              "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or sent, or required to be filed or sent, with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

              "Taxing Authority" means any domestic, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission, or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

              "Title IV" means Title IV of the Higher Education Act of 1965, as amended.

              "Title IV Program Funds" means federal student financial assistance funds authorized by the Higher Education Act of 1965, as amended, 20 U.S.C. S. 1071 et seq. or any other similar law.

              "Union Employee" means an employee of Ross University and who is a party to the Dominica Collective Bargaining Agreement, including any extensions or replacements thereof.

              "Working Capital" means, as of a given time, (i) the book value of the current assets of the Company at such time minus (ii) the book value of the current liabilities at such time (excluding such items that constitute Indebtedness) of the Company, each such book value to be determined on a consolidated basis in accordance with GAAP.

              12.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term                                                      Section No.
----                                                      -----------
Affiliated Hospital or University                             4.09(a)
Aggregate Closing Common Share Price                          1.03(b)
Aggregate Final Common Share Price                            1.03(a)
Agreement                                                    Preamble
Authorized Action                                               10.03
BarbCo                                                       Preamble
Base Consideration                                            1.03(a)
Buyer                                                        Preamble
Buyer's Representatives                                          6.02
Class A Preferred                                            Recitals
Class B Preferred                                            Recitals
Closing                                                          1.07
Closing Common Share Proceeds                                 1.03(b)
Closing Date                                                     1.07
Closing Option Proceeds                                          1.02
Code                                                          4.13(a)
Commitment Letter                                                5.08
Common Percentage                                             1.03(a)
Common Share Proceeds                                         1.03(a)
Common Shares	Recitals
Company                                                      Preamble
Confidentiality Agreement                                        6.02
Deductible                                                    9.02(b)
DelCo                                                        Preamble
Designated Stockholder Representative                           10.05
ERISA                                                         4.13(a)
Estimated Working Capital                                        1.05
Final Option Proceeds                                            1.02
Holdback Amount                                               1.04(e)
Indemnitee                                                       9.05
Indemnitor                                                       9.05
Independent Auditor                                           1.06(a)
Latest Balance Sheet                                             4.05
Leased Real Property                                          4.07(b)
Losses                                                        9.02(a)
New Plans                                                     7.07(a)

Objections Statement                                          1.06(a)
Old Plans                                                     7.07(a)
Optionholders                                                Preamble
Options                                                      Recitals
Owned Real Property                                           4.07(c)
Plans                                                         4.13(a)
Preferred Shares                                             Recitals
Preferred Share Proceeds                                  1.01(b)(ii)
Preliminary Working Capital Statement                            1.06
RUMI                                                         Preamble
RUSI                                                         Preamble
Securities Act                                                   5.07
Seller Indemnified Parties                                       9.03
Sellers                                                      Preamble
Shares                                                       Recitals
Stockholder Representatives                                     10.01
Stockholder Representative Action                               10.05
Stockholders                                                 Preamble
Tax Benefit                                                      9.06
Tax Proceeding                                               11.03(d)
the Company's Knowledge                                         13.03
Transfer Taxes                                               11.03(b)

                                ARTICLE XIII

                                MISCELLANEOUS
                                -------------

        13.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer and the Stockholder Representatives; provided, however, that any party may make any public disclosure that it is advised by counsel to be required by applicable law or any listing or trading agreement concerning its publicly-traded securities, in which case Buyer and the Stockholder Representatives shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

        13.02 Expenses. Except as otherwise expressly provided herein, Buyer shall pay all of its own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).
The Sellers shall pay all Seller Expenses that are not paid by the Company at the Closing.

        13.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or delivered by facsimile, one day after deposit with Federal Express or similar reputable overnight courier service or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer, the Company, the Sellers and the Stockholder Representatives shall, unless another address is specified in writing, be sent to the addresses indicated below:

              Notices to Buyer:
              ----------------

              DeVry Inc.
              1 Tower Lane
              Oakbrook Terrace, Illinois  60181
              Attn:  Marilynn J. Cason
              Facsimile:  (630) 574-1693

              with a copy to:
              --------------

              Mayer, Brown, Rowe & Maw
              190 South LaSalle Street
              Chicago, Illinois 60603
              Attn:  John R. Sagan
              Facsimile:  (312) 701-7711

              Notices to Sellers or to the Stockholder Representatives:
              --------------------------------------------------------

              Leeds Weld & Co.
              660 Madison Avenue, 15th Floor
              New York, New York 10021
              Attn:   Jeffrey T. Leeds
                      Joshua Sorensen
              Facsimile:  (212) 835-2020
              and
              ---

              J.W. Childs Associates, Inc.
              111 Huntington Avenue
              Boston, Massachusetts 02199
              Attn:  Adam Suttin
              Facsimile:  (617) 753-1101

              with a copy to:
              --------------

              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois 60601
              Attn:   Stephen L. Ritchie, P.C.
              Facsimile:  (312) 861-2200

              Notices to Company:
              ------------------

              Dominica Management, Inc.
              499 Thornall Street, 10th Floor
              Edison, New Jersey 08837
              Attn:   Timothy E. Foster
              Facsimile:  (732) 978-5304

              with a copy to:
              --------------

              Leeds Weld & Co.
              660 Madison Avenue, 15th Floor
              New York, New York 10021
              Attn:   Jeffrey T. Leeds
                      Joshua   A. Sorensen
              Facsimile:  (212) 835-2020
              and
              ---

              J.W. Childs Associates, Inc.
              111 Huntington Avenue
              Boston, Massachusetts 02199
              Attn:  Adam Suttin
              Facsimile:  (617) 753-1101

              and:
              ---

              Kirkland & Ellis
              200 East Randolph Drive
              Chicago, Illinois 60601
              Attn:   Stephen L. Ritchie, P.C.
              Facsimile:  (312) 861-2200

        13.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Stockholder Representatives.

        13.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        13.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section," "Exhibit," or "schedule" shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

        13.07 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

        13.08 Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by Buyer, the Company and the Stockholder Representatives. No waiver of any provision hereunder or any breach or default thereof, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver, nor shall such waiver be deemed to extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

        13.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the schedules and exhibits hereto) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

        13.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

        13.11 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

        13.12 No Third-Party Beneficiaries. Subject to Article X, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

        13.13 J.W. Childs Equity Partners II, L.P.. J.W. Childs Equity Partners II, L.P. hereby unconditionally and irrevocably guarantees the obligations of JWC DMI Investments, L.L.C. under Sections 9.02(b) and 11.08 with respect to the Seller Retained Actions.

              WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.


                                        COMPANY:

                                        DOMINICA MANAGEMENT, INC.

                                        By:     /s/ Timothy E. Foster
                                                -----------------------
                                        Name:   Timothy E. Foster
                                                -----------------------
                                        Its:    Chief Executive Officer
                                                -----------------------

                                        SELLERS:

                                        LEEDS EQUITY PARTNERS III, L.P.

                                        By:     Leeds Equity Associates, L.P.
                                        Its:    General Partner

                                        By:     Leeds Equity Management, L.L.C.
                                        Its:    General Partner

                                        By:     /s/ Jeffrey T. Leeds
                                                -------------------------------
                                        Name:   Jeffrey T. Leeds
                                                -------------------------------
                                        Its:    Member
                                                -------------------------------

                                        JWC DMI INVESTMENTS, L.L.C.

                                        By:     J.W. Childs Associates, Inc.
                                        Its:    Manager

                                        By:     /s/ Adam Suttin
                                                ----------------------------
                                        Name:   Adam Suttin
                                                ----------------------------
                                        Its:    Vice President
                                                ----------------------------

                                        J.W. CHILDS EQUITY PARTNERS II, L.P.
                                        (solely as set forth in Section 13.13)

                                        By:     J.W. Childs Advisors II, L.P.
                                        Its:    General Partner

                                        By:     J.W. Childs Associates, L.P.,
                                        Its:    General Partner

                                        By:     J.W. Childs Associates, Inc.
                                        Its:    General Partner

                                        By:     /s/ Adam Suttin
                                                ---------------
                                        Name:   Adam Suttin
                                                ---------------
                                        Its:    Vice President
                                                ---------------


                                        /s/ Robert Ross
                                        ---------------
                                        Dr. Robert Ross


                                        INDOSUEZ CAPITAL CO-INVEST PARTNERS II,
                                        L.P.

                                        By:     Indosuez CM II, Inc.
                                        Its:    General Partner

                                        By:     /s/ Michael Walsh
                                                ---------------------
                                        Name:   Michael Walsh
                                                ---------------------
                                        Its:    Vice President
                                                ---------------------

                                        By:     /s/ Thierry DeVergnes
                                                ---------------------
                                        Name:   Thierry DeVergnes
                                                ---------------------
                                        Its:    Vice President
                                                ---------------------

                                        /s/ Timothy E. Foster
                                        ------------------------
                                        Timothy E. Foster


                                        /s/ Evan Angelakos
                                        ------------------------
                                        Evan Angelakos


                                        /s/ Steven Muller
                                        ------------------------
                                        Steven Muller


                                        /s/ John T. St. James
                                        ------------------------
                                        John T. St. James


                                        /s/ Wilfredo R. Raymundo
                                        ------------------------
                                        Wilfredo R. Raymundo


                                        /s/ Franklin Loew
                                        ------------------------
                                        Franklin Loew


                                        /s/ Benno Schmidt
                                        ------------------------
                                        Benno Schmidt


                                        /s/ William Weld
                                        ------------------------
                                        William Weld


                                        /s/ Thomas McLarty
                                        ------------------------
                                        Thomas McLarty


                                        /s/ Tom Gardner
                                        ------------------------
                                        Tom Gardner

                                        /s/ Nancy Perri
                                        ------------------------
                                        Nancy Perri


                                        /s/ Jorge Rios
                                        ------------------------
                                        Jorge Rios


                                        /s/ Gerald Grell
                                        ------------------------
                                        Gerald Grell


                                        /s/ Michael Shires
                                        ------------------------
                                        Michael Shires


                                        /s/ Bruce Wahlig
                                        ------------------------
                                        Bruce Wahlig


                                        /s/ Sally Stout
                                        ------------------------
                                        Sally Stout


                                        /s/ Linda Everrett
                                        ------------------------
                                        Linda Everrett


                                        /s/ Michelle Fried
                                        ------------------------
                                        Michelle Fried


                                        /s/ Martin Michel-Toure
                                        ------------------------
                                        Martin Michel-Toure

                                        /s/ Karyn Wright-Moore
                                        ------------------------
                                        Karyn Wright-Moore


                                        /s/ Richard Woodward
                                        ------------------------
                                        Richard Woodward


                                        BUYER:

                                        DeVRY INC.

                                        By:     /s/ Dennis J. Keller
                                                ---------------------
                                        Name:   Dennis J. Keller
                                                ---------------------
                                        Its:    Chairman and Co-Chief
                                                Executive Officer